United States
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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FEDNAT HOLDING COMPANY
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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FedNat Holding Company
14050 N.W. 14th Street, Suite 180
Sunrise, Florida 33323

September 6, 2019

Dear Shareholder:

On behalf of the Board of Directors and management of FedNat Holding Company, you are cordially invited to join us at the 2019 Annual Shareholders Meeting to be held at 11:00 a.m. (Eastern Daylight Savings Time) on October 17, 2019 at the company’s corporate headquarters located at 14050 Northwest 14th Street, Suite 180, Sunrise, Florida 33323.

Attached to this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. We also will report on matters of current interest to our shareholders.

At this year’s meeting, you will be asked to:

(1)	elect four director nominees listed in the Proxy Statement;

(2)	consider a non-binding advisory vote to approve the Company's executive compensation; and

(3)	ratify the appointment of our independent registered public accounting firm for 2019.

The Board of Directors recommends that you vote FOR the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone, or by completing, signing and promptly returning a proxy card, or you may vote in person at the Annual Meeting.

Thank you for your continued support of FedNat Holding Company.

Sincerely,
Bruce F. Simberg
Chairman of the Board

FEDNAT HOLDING COMPANY
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 17, 2019

To the Shareholders of FedNat Holding Company:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of FedNat Holding Company, a Florida corporation (the “Company”), will be held at 14050 Northwest 14th Street, Suite 180, Sunrise, Florida 33323, at 11:00 a.m. (Eastern Daylight Savings Time) on Thursday, October 17, 2019 for the following purposes:

1.	Election of four directors;

2.	Approval, on a non-binding advisory basis, of the Company's executive compensation;

3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year; and

4.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on August 30, 2019 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Whether or not you expect to be present, please vote by Computershare's secure online website or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided for that purpose as promptly as possible.

By Order of the Board of Directors,
J. Gordon Jennings III, Corporate Secretary

Sunrise, Florida
September 6, 2019

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON OCTOBER 17, 2019.  The Company’s notice of annual meeting, proxy statement and 2018 Annual Report on Form 10-K are available on the Internet at http://www.edocumentview.com/FNHC.

FEDNAT HOLDING COMPANY
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 17, 2019
PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of FedNat Holding Company (the “Board”) of proxies to be voted at our 2019 Annual Meeting of Shareholders to be held on October 17, 2019, at 11:00 a.m. (Eastern Time) at 14050 Northwest 14th Street, Suite 180, Sunrise, Florida 33323, and at any postponements or adjournments thereof. In this proxy statement, FedNat Holding Company is referred to as the “Company,” “we,” “our” or “us.”

The approximate date that this proxy statement and the enclosed form of proxy are first being sent to our shareholders is September 6, 2019.  You should review the information provided in this proxy statement with our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is being delivered to shareholders simultaneously with this proxy statement.

GENERAL INFORMATION

Who is entitled to vote at the 2019 Annual Meeting?

Your board has set the close of business on August 30, 2019 as the record date for determining those shareholders entitled to notice of, and to vote on, all matters that may properly come before the Annual Meeting. As of the record date, the Company had 13,223,264 outstanding shares of common stock entitled to notice of, and to vote at, the Annual Meeting. No other securities are entitled to vote at the Annual Meeting. Only shareholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting.

What are the voting rights of shareholders?

Each shareholder of record is entitled to one vote for each share of the Company’s common stock that is owned as of the close of business on the record date on all matters to come before the Annual Meeting. Under our Second Restated Articles of Incorporation (the “Articles of Incorporation”), shareholders do not have cumulative voting rights in the election of directors.

How many votes must be present to hold the Annual Meeting?

To conduct business at the Annual Meeting, a quorum must be present. The attendance, in person or by proxy, of holders of a majority of the outstanding shares of our common stock entitled to vote on the matters being considered at the Annual Meeting is necessary to constitute a quorum. For purposes of determining whether a quorum exists, we count proxies marked “abstain” as to a particular proposal as being present at the meeting. Shares represented by a proxy as to which there is a “broker non-vote” (that is, where a broker holding your shares in “street” or “nominee” name indicates to us on a proxy that you have given the broker the discretionary authority to vote your shares on some but not all matters), will also be considered present at the meeting for purposes of determining whether a quorum exists.

How do I vote my shares?

We use the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process provides you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about September 6, 2019, we will mail to many of our shareholders a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access our proxy statement and Form 10-K and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials. We will not be mailing this Notice to shareholders who had previously elected to receive notices, access our proxy materials and vote via the Internet, or who had previously elected to receive paper copies of our proxy materials.

In addition, to ensure we achieve a quorum for the Annual Meeting and facilitate voting by our shareholders, we will mail paper copies of our proxy materials to beneficial holders of at least 1,000 shares of our common stock, to shareholders who have specifically requested receipt of paper copies of our proxy materials, and to all registered holders.

To vote by mail, please sign, date and return as soon as possible the enclosed proxy card. An envelope with postage paid, if mailed in the United States, is provided for this purpose. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies. If you vote by Internet as described above, you need not also mail a proxy.

You may vote by ballot in person at the Annual Meeting. If you want to vote by ballot, and you hold your shares in street name (that is, through a bank or broker), you must obtain a legal proxy from that organization and bring it to the Annual Meeting. Even if you plan to attend the Annual Meeting, you are encouraged to submit a proxy card or vote by Internet to ensure that your vote is received and counted. If you vote in person at the Annual Meeting, you will revoke any prior proxy you may have submitted.

Will my shares be voted if I do not provide instructions to my broker or nominee?

If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the New York Stock Exchange. In uncontested solicitations, these rules allow banks and brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks and brokers may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.” Therefore, if you hold your shares in the name of your broker (sometimes called “street name” or “nominee name”) and you do not provide your broker with specific instructions regarding how to vote on any proposal to be voted on at the Annual Meeting, your broker will not be permitted to vote your shares on non-routine proposals. The only proposal to be voted on at the Annual Meeting that is considered a routine proposal is Proposal 3 regarding the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2019 fiscal year. All other proposals to be voted on at the Annual Meeting are considered non-routine. Therefore, if you want your vote to be counted on any proposal to be considered at the Annual Meeting, other than Proposal 3, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to such proposals.

What vote is required?

The election of the Board’s nominees for election to the Board of Directors at the Annual Meeting is expected to be an uncontested election. Because the Company’s Second Amended and Restated Bylaws (the “Bylaws”) require that directors be elected by a majority of the votes cast, a director will be elected only if a majority of the votes cast for the director exceeds the number of votes cast against the director.

Proposal 2 is a non-binding advisory proposal.

If a shareholder provides specific voting instructions, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted “FOR” the Board’s nominee for directors and “FOR” the remaining proposals, as indicated below. In tabulating the votes for any particular proposal, shares that constitute broker non-votes or abstentions will not be counted as votes cast for any non-routine proposal.

How does the Board of Directors recommend that I vote?

Your board unanimously recommends that you vote as follows:

	Proposal	Board Recommendation	For More Information, See Page

(1)	Election of four directors	FOR EACH NOMINEE	9

(2)	Non-binding advisory vote on the Company's executive compensation	FOR	39

(3)	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2019 fiscal year	FOR	41

We will also consider other business, if any, that is properly presented at the Annual Meeting. At the time of mailing this proxy statement, however, we are not aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement.

How have the Company’s corporate governance practices been updated recently?

We have grown significantly, both in revenues and market capitalization, in recent years, and have updated our corporate governance practices, both to reflect that we are a larger company and to reflect how good corporate governance practices have evolved. We have made the following changes to our corporate governance practices:

▪	We continue to separate the roles of Chairman of the Board and Chief Executive Officer.

▪
We updated the composition of our Board so that six of our seven current members are independent. With the two new independent Board candidates proposed for election at the Annual Meeting, we will have added five new independent Board members since 2015.

▪	We have implemented majority voting for directors in uncontested elections.

▪	We have implemented corporate governance guidelines that memorialize our corporate governance practices and procedures.

▪	We amended the Company’s articles and bylaws to reduce the supermajority requirements to amend certain provisions or call a special meeting to a majority of shares outstanding.

▪	We adhere to the strictest definitions of “independence” in determining the members of our Compensation and Nominating committees.

We have also updated our executive compensation programs and practices to reflect evolving governance practices and shareholder feedback. Please see our Compensation Discussion and Analysis on page 25 for a full discussion of these changes.

How will my shares be voted if I mark “Abstain” on my proxy card?

We will count a properly executed proxy card marked “Abstain” as present for purposes of determining whether a quorum is present, but abstentions will not be counted as votes cast for or against any given matter.

What does it mean if I receive more than one proxy card or voting instruction form?

If you hold your shares in more than one account, you will receive a proxy card or voting instruction form for each account. To ensure that all of your shares are voted, please vote using each proxy card or voting instruction form you receive or, if you vote by Internet, you will need to enter each of your Control Numbers. Remember, you may vote by Internet or by signing, dating and returning the proxy card in the postage-paid envelope provided.

Who will solicit proxies on behalf of the Board?

Proxies may be solicited on behalf of the Board of Directors, without additional compensation, by the Company’s directors, officers and regular employees. The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, electronic mail, and personal solicitation by our directors, officers or other regular employees (who will receive no additional compensation for such solicitation activities). You may also be solicited by advertisements in publications, press releases issued by us and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement. We have engaged MacKenzie Partners, Inc. (“MacKenzie Partners”), 1407 Broadway, New York, NY 10018, to assist with the solicitation of proxies for an estimated fee of $15,000 plus expenses.

Who will bear the cost of the solicitation of proxies?

The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to shareholders, will be borne by the Company. Copies of solicitation material will be furnished to banks, brokerage houses, dealers, banks, voting trustees, their respective nominees and other agents holding shares in their names that are beneficially owned by others, so that they may forward such solicitation material, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, to beneficial owners. In addition, we will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners upon request.

May I attend the Annual Meeting?

Only holders of the Company’s shares as of the record date are entitled to attend the Annual Meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license or state identification card. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date. No large bags, briefcases or packages will be permitted into the Annual Meeting.

May I record or take pictures at the Annual Meeting?

No cameras, recording equipment, sound equipment or video equipment will be permitted in the meeting room.

Can the Annual Meeting date be changed?

The Annual Meeting may be adjourned or postponed without notice other than by an announcement made at the Annual Meeting, if approved by the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. No proxies voted against approval of any of the proposals will be voted in favor of adjournment or postponement for the purpose of soliciting additional proxies. If we postpone the Annual Meeting, we will issue a press release to announce the new date, time and location of the Annual Meeting.

Where and when will I be able to find the voting results?

You can find the official results of the voting at the Annual Meeting in our Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as practicable after they become available.

What is the Company’s Internet address?

The Company’s Internet address is http://www.FedNat.com. You can access this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 at this Internet address. The Company’s filings with the SEC are available free of charge via a link from this address. Unless expressly indicated otherwise, information contained on our website is not part of this proxy statement. In addition, none of the information on any other website listed in this proxy statement is part of this proxy statement. Any such website addresses are intended to be inactive textual references only.

Who can answer my questions?

Your vote at this year’s meeting is important, no matter how many or how few shares you own. Please sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope promptly or vote by Internet or telephone. If you have questions or require assistance in the voting of your shares, please call the Company’s Corporate Secretary at (800) 293-2532.

How can I obtain additional copies of these materials or copies of other documents?

Complete copies of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are available on our website at www.FedNat.com and also may be obtained by contacting our Corporate Secretary by phone at (800) 293-2532 or by mail to the Corporate Secretary, 14050 N.W. 14th Street, Suite 180, Sunrise, Florida 33323.

BENEFICIAL SECURITY OWNERSHIP

The following table sets forth, as of August 30, 2019, information with respect to the beneficial ownership of our common stock by (i) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of our executive officers named in the Summary Compensation Table in the section “Executive Compensation,” (iii) each of our directors and nominees for election as directors, and (iv) all directors, nominees for election as directors, and executive officers as a group.

As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the shares through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights, and the address for each person is c/o FedNat Holding Company, 14050 N.W. 14th Street, Suite 180, Sunrise, Florida 33323.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Class Outstanding (1)
Michael H. Braun (2)	611,706	4.63%
Bruce F. Simberg (3)	512,150	3.87%
Richard W. Wilcox Jr. (4)	176,761	1.34%
Jenifer G. Kimbrough (5)	38,780	*
Ronald A. Jordan (6)	34,149	*
Thomas A. Rogers (7)	22,004	*
William G. Stewart (8)	22,004	*
Roberta N. Young (9)	15,981	*
David W. Michelson (10)	—	—
David K. Patterson (10)	—	—
All directors and executive officers as a group (10 persons) (11)	1,433,535	10.83%

5% or greater holders:
Dimensional Fund Advisors LP (12) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,089,117	8.53%
Lenox Capital Management, Inc. (13) Douglas Ruth 322 Alana Drive New Lenox, IL 60451	1,078,380	8.40%
BlackRock, Inc. (14) 55 East 52 nd Street New York, NY 10022	897,350	7.00%
Capital Returns Management, LLC (15) Ronald D. Bobman 641 Lexington Avenue, 18th Floor New York, NY 10022	839,651	6.50%

*	Less than 1%.

(1)
Unless otherwise indicated, the address of each beneficial owner listed is c/o FedNat Holding Company, 14050 N.W. 14th Street, Suite 180, Sunrise, Florida 33323. For the Company’s executive officers, directors and director nominees, the percentage of class outstanding is based on 13,223,264 shares outstanding as of August 30, 2019. For all other shareholders, the percentage of class outstanding is as reported in the shareholder’s Schedule 13G/A or 13D/A, as applicable.

(2)
Includes 9,000 shares of restricted stock, which began vesting over five years with an initial vest date of September 9, 2015, 10,000 shares of restricted stock, which began vesting over five years with an initial vest date of December 9, 2015, 10,000 shares of restricted stock, which began vesting over five years with an initial vest date of May 5, 2016, 12,526 shares of restricted stock, which began vesting over five years with an initial vest date of March 10, 2017, 15,229 shares of restricted stock, which began vesting over three years based on performance with an initial vest date of March 14, 2018, 22,843 shares of restricted stock, which will cliff vest over three years based on performance on March 14, 2020, 34,104 shares of restricted stock, which began vesting over three years based on performance with an initial vest date of March 16, 2019, 25,578 shares of restricted stock, which will cliff vest over three years based on performance with a vest date of March 16, 2021, and 55,462 shares of restricted stock, which will begin vesting over three years based on performance with an initial vest date of March 6, 2020.

(3)
Includes 1,096 shares of restricted stock, which began vesting over three years with an initial vest date of March 14, 2018, 2,864 shares of restricted stock, which began vesting over three years with an initial vest date of March 16, 2019, and 5,546 shares of restricted stock, which will vest over three years with an initial vest date of March 6, 2020.

(4)
Includes 3,000 shares of common stock held in Mr. Wilcox’s IRA, 40,000 shares of common stock held by Mr. Wilcox’s spouse, 2,000 shares of restricted stock, which began vesting over five years with an initial vest date of September 9, 2015, 1,096 shares of restricted stock, which began vesting over three years with an initial vest date of March 14, 2018, 2,864 shares of restricted stock, which began vesting over three years with an initial vest date of March 16, 2019 and 5,546 shares of restricted stock, which will vest over three years with an initial vest date of March 6, 2020.

(5)
Includes 2,000 shares of restricted stock, which began vesting over five years with an initial vest date of September 9, 2015, 1,096 shares of restricted stock, which began vesting over three years with an initial vest date of March 14, 2018, 2,864 shares of restricted stock, which began vesting over three years with an initial vest date of March 16, 2019, 5,546 shares of restricted stock, which will vest over three years with an initial vest date of March 6, 2020 and 15,000 shares of common stock issuable upon the exercise of vested stock options held by Ms. Kimbrough.

(6)
Includes 6,000 restricted shares, which began vesting over five years with an initial vest date of May 12, 2018, 4,450 shares of restricted stock, which began vesting over three years based on performance with an initial vest date of March 16, 2019, 3,338 shares of restricted stock, which will cliff vest over three years based on performance with a vest date of March 16, 2021, 5,546 shares of restricted stock, which will vest over five years with an initial vest date of March 6, 2020 and 10,815 shares of restricted stock, which will vest over three years based on performance with an initial vest date of March 6, 2020.

(7)
Includes 2,088 shares of restricted stock, which began vesting over five years with an initial vest date of March 10, 2017, 1,096 shares of restricted stock, which began vesting over three years with an initial vest date of March 14, 2018, 2,864 shares of restricted stock which began vesting over three years with an initial vest date of March 16, 2019 and 5,546 shares of restricted stock which will vest over three years with an initial vest date of March 6, 2020.

(8)
Includes 2,088 shares of restricted stock, which began vesting over five years with an initial vest date of March 10, 2017, 1,096 shares of restricted stock, which began vesting over three years with an initial vest date of March 14, 2018, 2,864 shares of restricted stock, which began vesting over three years with an initial vest date of March 16, 2019 and 5,546 shares of restricted stock, which will vest over three years with an initial vest date of March 6, 2020.

(9)
Includes 2,864 shares of restricted stock, which began vesting over three years with an initial vest date of March 16, 2019, 4,911 shares of restricted stock, which began vesting over five years with an initial vest date of March 16, 2019 and 5,546 shares of restricted stock, which will vest over three years with an initial vest date of March 6, 2020.

(10)
Mr. Michelson and Mr. Patterson have been named as candidates for election to the Board at the Annual Meeting. Until the completion of the required regulatory review, each will serve as a Board observer.

(11)	Includes 311,478 shares of unvested restricted stock and 15,000 shares of common stock issuable upon the exercise of vested stock options, which are detailed above.

(12)	This information is based on the Schedule 13G/A filed with the SEC on February 8, 2019.

(13)	This information is based on the Schedule 13G/A filed with the SEC on February 20, 2019.

(14)	This information is based on the Schedule 13G/A filed with the SEC on February 4, 2019.

(15)	This information is based on the Schedule 13D/A filed with the SEC on August 12, 2019.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Board Refreshment and Engagement with Shareholders

Over the last several years, the Company has increased its focus on communications with and outreach to its shareholders. The results of these communications are reflected in the Company’s enhancements to its corporate governance policies and procedures, as detailed more fully above in this proxy statement, and in the Company’s ongoing efforts to refresh its Board. These communications continued during the spring of 2019 with Capital Returns Management, LLC (“Capital Returns”). The Company had extensive conversations and meetings with Ronald D. Bobman, President of Capital Returns, as well as certain other significant shareholders, about the composition of the Board, including the recommendation that the Company enhance the Board’s overall insurance industry expertise. To that end, the Company undertook a search for new candidates for the Board and interviewed nine candidates, including candidates suggested by Mr. Bobman.

As a result of that search, the Board has named two insurance industry experts, David W. Michelson and David K. Patterson, as candidates to serve on the Board as new, independent directors. On the Effective Date (as defined below), Mr. Michelson and Mr. Patterson will become directors. The Company believes the Effective Date will occur prior to the Annual Meeting and that each of the candidates will be eligible to serve on the Board if elected; therefore, the Company has included Mr. Michelson and Mr. Patterson in this Proxy Statement and on the accompanying proxy card. If the Effective Date for either Mr. Michelson or Mr. Patterson does not occur by the date of the Annual Meeting, the Company will provide shareholders with a supplement to this Proxy Statement and the impacted director candidate will not stand for election at the Annual Meeting and any votes for the impacted director candidate will be disregarded.

Cooperation Agreement with Capital Returns

The appointments of Mr. Michelson and Mr. Patterson were made as part of a Cooperation Agreement dated as of August 9, 2019 (the “Cooperation Agreement”) between the Company and Capital Returns. Pursuant to the Cooperation Agreement:

•
The Company has agreed to increase the size of its Board and appoint David Michelson to serve as a director in the class that is up for election at the Annual Meeting and David Patterson to serve as a director in the class that is up for election at the Company’s 2020 annual meeting of shareholders. Their appointments as directors, however, will not be effective until the earliest of (i) written notice delivered by Capital Returns to the Company of the receipt of approval or non-disapproval by the Louisiana Department of Insurance (the “LDI”) of the disclaimer of control filed by Capital Returns (the “Disclaimer”), (ii) the date on which the Company is lawfully able to appoint them to serve as directors under applicable law and (iii) October 23, 2019 if the LDI has not taken any action with respect to the Disclaimer by such date (the earliest of (i), (ii) and (iii) is referred to as the “Effective Date”).

•
Concurrently with their appointments as directors, Mr. Michelson and Mr. Patterson will each be appointed as members of the Audit Committee, the Compensation Committee and the Nominating Committee of the Board.

•
Mr. Michelson and Mr. Patterson will serve as Board observers until their appointments become effective. Neither Mr. Michelson nor Mr. Patterson will have the right to vote at any meeting they attend in their capacity as an observer.

•
Capital Returns and its affiliates are required to vote in favor of the Company’s directors serving on the Board as of July 31, 2019, and, subject to certain exceptions, vote in accordance with the Board’s recommendation on all other proposals. Capital Returns also agreed to certain customary standstill provisions that apply during the Standstill Period (as defined below), prohibiting Capital Returns from, among other things, (i) nominating directors and submitting shareholder proposals, (ii) soliciting proxies and (iii) acquiring, in the aggregate, beneficial ownership of 9.9% or more of the outstanding shares of common stock of the Company during the Standstill Period. The “Standstill Period” is the period commencing on the date of the Cooperation Agreement and terminating on the earliest of (a) July 31, 2020, (b) the date that is 15 days prior to the beginning of the advance notice period for the 2020 Annual Meeting and (c) the date upon which a material breach by the Company of the Cooperation Agreement has not been cured within 15 days of the Company’s receipt of notice of such breach from Capital Returns.

•
Capital Returns will have certain replacement rights with respect to Mr. Michelson, and consent rights with respect to Mr. Patterson, if either of them resigns from, refuses to serve on or is unable to serve on the Board for any reason so long as Capital Returns and its affiliates continue to satisfy the specified minimum ownership threshold as defined in the Cooperation Agreement.

For more information regarding the Cooperation Agreement, including a complete copy thereof, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2019.

Nominees for Election to the Board

The following individuals have been nominated for election as a director of the Company at the Annual Meeting:

For election to the class whose term expires at the Annual Meeting of the Company’s shareholders to be held in 2022:

Michael H. Braun, age 52, was appointed Chief Executive Officer of the Company in July 2008, President in June 2009, elected to the Board of Directors in December 2005 and served as Chairman of the Board from March 2015 to January 2016. Previously, Mr. Braun was Chief Operating Officer, where he was responsible for the Company’s day-to-day operations and strategic product portfolio. Mr. Braun has also served as President of FedNat Insurance Company (“FNIC”), a subsidiary of the Company, since September 2003, a position that he continues to hold. Previously, he held key management positions within FNIC, responsible for operations, marketing and underwriting. Prior to joining the Company, Mr. Braun was Managing Partner for an independent chain of insurance agencies, which was acquired by the Company in 1998. Mr. Braun received a Bachelor of Science degree in Business Administration from the University of Buffalo. Mr. Braun does not serve on the board of directors of any other SEC reporting company.

Mr. Braun’s 20-year tenure with the Company, together with his substantial experience in all aspects of insurance company operations, including product development, strategy, reinsurance and underwriting, have been critical to the Company’s growth in the homeowners insurance market. Mr. Braun is a member of the Board’s Business Strategy Committee (please see “Standing Board Committees” below).

Jenifer G. Kimbrough, age 48, has served as a director of the Company since April 2009. Ms. Kimbrough serves as Managing Director, Chief Financial Officer at Oakworth Capital Bank since October 2015, prior to which Ms. Kimbrough was the Vice President of Compliance and Audit for Surgical Care Affiliates from March 2010 to October 2015. Prior to 2010, Ms. Kimbrough served as the Vice President of Assurance and Process Improvement. Prior to 2007, Ms. Kimbrough was the Senior Vice President of Investor Relations at Regions Financial Corporation. From 1993 to 2003, Ms. Kimbrough served as an Audit Senior Manager at Ernst & Young LLP. Ms. Kimbrough received her certification as a Certified Public Accountant (“CPA”) from the Alabama State Board of Public Accountancy in 1994 and obtained a Bachelor of Science degree in Commerce & Business Administration (Accounting) from The University of Alabama in 1993. Ms. Kimbrough is a member of several professional societies, including: Alabama State Society of Certified Public Accountants and American Institute of Certified Public Accountants (“AICPA”). Additionally, she served on the AICPA Women’s Initiative Executive Committee and as National President of the AWSCPA and serves in various volunteer leadership capacities. Ms. Kimbrough does not serve on the board of directors of any other SEC reporting company.

Ms. Kimbrough brings her significant knowledge in compliance and audit, from both the issuer’s perspective and the auditor’s perspective, to the Company and the Board. Ms. Kimbrough is a member of the Board’s Audit, Compensation and Nominating Committees (please see “Standing Board Committees” below).

David W. Michelson, age 62, is a 26-year veteran of publicly traded specialty property and casualty insurer National Interstate Corporation (“National Interstate”), where he served as President and Chief Executive Officer from 2008 until 2016. He also served as a director of National Interstate from 2009 until 2016. During Mr. Michelson’s tenure, National Interstate delivered a consistent record of underwriting profitability, which culminated in the company being acquired by a global diversified insurance group in 2016. Mr. Michelson is also a member of the board of directors of Protective Insurance Corporation, a publicly traded specialty property and casualty insurer focused on the commercial automobile insurance market. Prior to National Interstate, Mr. Michelson was responsible for all P&C business at Torchmark Corporation, which included a portfolio of personal property products in the Southeastern U.S.

Mr. Michelson brings his C-suite experience with a publicly traded specialty property and casualty insurer to the Company and the Board. Mr. Michelson was named as a candidate for election to the Board pursuant to the Cooperation Agreement and will serve as a Board observer until the Effective Date.

For election to the class whose term expires at the Annual Meeting of the Company’s shareholders to be held in 2020:

David K. Patterson, age 67, has more than 40 years of operational and executive leadership experience in the property and casualty insurance industry. Most recently he was an executive with ESIS, Inc. (“ESIS”), the risk management services subsidiary of Ace Limited (now Chubb Limited), which he joined in 2004 and for which he served as President and Chairman from 2005 to 2015. Prior to joining ESIS, Mr. Patterson was the President and Chief Executive Officer of Kemper National Services, Inc., a claims service organization serving the property and casualty insurance operations of Kemper National, from 1994 to 2003. While at Kemper, Mr. Patterson served in a variety of regional and home office senior leadership roles in claims, systems and operations.

Mr. Patterson brings his extensive experience with risk management and claims management to the Company and the Board. Mr. Patterson was named as a candidate for election to the Board pursuant to the Cooperation Agreement and will serve as a Board observer until the Effective Date.

Board Structure

Our Articles of Incorporation provide that our Board of Directors consists of three classes of directors, as nearly equal in number as possible, and provides that the exact number of directors comprising our Board of Directors will be determined from time to time by resolution adopted by the Board. At each annual meeting of shareholders, successors to the class of directors whose terms expire at that annual meeting are elected for a three-year term, except that under Florida law, directors named to fill vacancies (such as Mr. Michelson and Mr. Patterson) must be elected at the next annual meeting of shareholders.

Pursuant to the Company’s Bylaws, directors must receive a majority of the votes cast to be elected to the Board. Under Rule 452 of the New York Stock Exchange, brokers may not cast discretionary votes for directors without instructions from the beneficial owners; therefore, it is important that all shareholders complete, sign and return the voting instruction forms that they receive from their brokers as promptly as possible. In this election, which is not contested, an abstention as to the nominees being proposed for election to the Board will not be counted as a vote cast for purposes of the election of directors at this Annual Meeting, but will be counted for purposes of determining the presence of a quorum.

It is intended that shares represented by proxies will be voted for each of the nominees for reelection to the Board. All of the nominees have consented to continue to serve on our Board of Directors, and the Board of Directors has no reason to believe that they will not serve if elected. If, however, any of the nominees should become unavailable to serve as a director, and if the Board has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee.

As described above, Mr. Michelson and Mr. Patterson are serving as Board observers. On the Effective Date, Mr. Michelson and Mr. Patterson will become directors. The Company believes the Effective Date will occur prior to the Annual Meeting and that each of the candidates will be eligible to serve on the Board if elected; therefore, the Company has included Mr. Michelson and Mr. Patterson in this Proxy Statement and on the accompanying proxy card. If the Effective Date for either Mr. Michelson or Mr. Patterson does not occur prior to the date of the Annual Meeting, the Company will provide shareholders with a supplement to this Proxy Statement and the impacted director candidate will not stand for election at the Annual Meeting and any votes for the impacted director will be disregarded.

Vote Required and Recommendation

The nominees for election to the Board of Directors who receive at least a majority of the votes cast for the election of directors by the shares present, in person or by proxy, shall be elected directors. Shareholders do not have the right to cumulate their votes for directors. In this non-contested election of directors, an abstention will have no effect on the outcome. Under Rule 452 of the New York Stock Exchange, brokers may not cast discretionary votes for the election of directors without instructions from the beneficial owners of the shares.

The Board of Directors unanimously recommends a vote FOR each of the nominees for director set forth above.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Certain information with respect to our continuing directors and our executive officers as of August 30, 2019 is set forth below:

Name	Age	Position with Company
Bruce F. Simberg (1)(3)	71	Chairman of the Board, Director (term expires 2021)
Richard W. Wilcox Jr. (2)(4)(5)	77	Lead Independent Director, Director (term expires 2021)
William G. Stewart (3)(5)	70	Director (term expires 2021)
Thomas A. Rogers (1)(4)(5)	67	Director (term expires 2020)
Roberta N. Young (2)(3)(5)	70	Director (term expires 2020)
Ronald A. Jordan	52	Chief Financial Officer

(1)	Business Strategy Committee Member

(2)	Audit Committee Member

(3)	Investment Committee Member

(4)	Compensation Committee Member

(5)	Nominating Committee Member

Please see “Nominees for Election to the Board” above for information regarding the business experience of Michael H. Braun, our Chief Executive Officer and President, and the other candidates for election to the Board.

Bruce F. Simberg rejoined the Board on January 29, 2016, and serves as its Chairman of the Board, after serving as a director of the Company from January 1998 to March 2015. Mr. Simberg has been a practicing attorney since October 1975, most recently as managing partner of Conroy Simberg, P.A. (“Conroy Simberg”), a law firm in Hollywood, Florida, since October 1979. Mr. Simberg received his Bachelor of Science degree from Emory University and his Juris Doctor from the University of Miami. Mr. Simberg does not serve on the board of directors of any other SEC reporting company.

Mr. Simberg has significant historical knowledge and understanding of the Company’s development, as well as significant experience in insurance-related and other litigation and risk assessment matters.

Richard W. Wilcox Jr. has served as a director of the Company since January 2003. Mr. Wilcox has been in the insurance industry for more than 50 years. In 1968, Mr. Wilcox purchased an insurance agency that he grew into a business generating $10 million in annual revenue. In 1991, Mr. Wilcox sold his agency to Hilb, Rogal and Hamilton Company (“HRH”) of Fort Lauderdale, for which he retained the position of President through 1998. In 1998, HRH of Fort Lauderdale merged with Poe and Brown of Fort Lauderdale, and Mr. Wilcox served as the Vice President of Poe and Brown until 1999, when he retired. Mr. Wilcox holds CIC designation as a member of the Society of Certified Insurance Counselors. Mr. Wilcox also holds an Advanced Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization. Mr. Wilcox does not serve on the board of directors of any other SEC reporting company.

Mr. Wilcox’s substantial experience with insurance agency operations, his overall knowledge of the insurance industry, including in the Company’s primary market of Florida, as well as his experience with executive compensation and his historical knowledge of the Company, are considered to be valuable expertise for the Board.

William G. Stewart has served as a director of the Company since October 1, 2015. Mr. Stewart has significant experience in administration and investment management. He has served as the Deputy Secretary of Administration for the State of Maryland, Department of Public Safety and Correctional Services, from February 2015 to August 2019. From 2003 to 2007, Mr. Stewart was an Assistant Secretary for Administration/Business Services and an Acting Deputy Secretary for the State of Maryland, Department of Juvenile Services. He has more than 35 years’ experience in the securities industry, including as a Senior Consultant at Asset Strategy Consultants, an investment management consulting firm, from 2007 to 2015, and as a senior executive officer and registered representative at Mercantile Capital Advisors, Inc. from 2000 to 2002, and at BT Alex. Brown Incorporated and Alex. Brown & Sons Incorporated from 1973 to 1999. Mr. Stewart received a Bachelor of Arts degree from Princeton University and a Masters of Business Administration from the University of Virginia Graduate School of Business Administration. Mr. Stewart does not serve on the board of directors of any other SEC reporting company.

Mr. Stewart’s significant experience in administration and investment management provides the Board with greater depth of knowledge regarding management of the Company’s investment portfolio.

Roberta N. Young was appointed to serve as a director of the company beginning on September 29, 2017. Mrs. Young joins the Board with more than 40 years’ experience as a CPA and licensed in both Florida and Texas. She has extensive experience in auditing many different types of companies, including SEC companies and insurance companies and in tax preparation and consulting. Most recently, Mrs. Young was a director of tax at BDO USA, LLP (“BDO”) from August 2016 to May 2017. Mrs. Young currently provides tax and consulting services to individuals and companies in South Florida. She was a partner of Goldstein Schechter Koch, CPAs (“GSK”), from 2014 until BDO acquired GSK in August 2016. She started her career in Florida with De Meo, Young McGrath in 1988 becoming partner in 1992 and was managing partner for 4 years. The firm merged with GSK in 2014. Mrs. Young does not serve on the board of directors of any other SEC reporting company.

Mrs. Young’s more than 40 years of experience in accounting and auditing, including in particular for public companies in the insurance industry, provides the Board with another expert in accounting, auditing and financial reporting.

Thomas A. Rogers has served as a director of the Company since October 1, 2015. Mr. Rogers has more than 40 years’ experience in the reinsurance industry, including 22 years serving in senior executive officer positions with Aon Benfield Inc. until his retirement in 2014 as its Vice Chairman. Prior to Aon Benfield, Mr. Rogers spent 18 years with both reinsurance underwriting and intermediary companies and specialized in the development and management of specialized property and casualty lines. Mr. Rogers received his Bachelor of Science degree from Drexel University. Mr. Rogers does not serve on the board of directors of any other SEC reporting company.

Mr. Rogers’ significant knowledge of reinsurance underwriting, including day-to-day insurance operations, and in specialized property and casualty lines provides the Board with expertise that is highly relevant to the Company’s current operations and beneficial in connection with possible future expansion of the Company’s business lines.

Ronald A. Jordan was appointed as Chief Financial Officer of the Company in April 2017. Mr. Jordan brings to the Company more than 25 years’ experience in accounting and financial reporting, including most recently as Chief Accounting Officer of Hatteras Financial Corp., a mortgage real estate investment trust based in Winston-Salem, North Carolina, from 2013 to 2016. Prior to that position, Mr. Jordan held various positions at Lincoln Financial Group from 2003 to 2012, including Senior Vice President, Financial Planning and Strategic Initiatives, from 2011 to 2012, Vice President and General Auditor from 2006 to 2011, and Vice President and Controller from 2003 to 2006. From 1996 to 2003, Mr. Jordan held positions in financial reporting and accounting at Jefferson Pilot Corporation, CNA Insurance, and Bankers Life & Casualty. Mr. Jordan began his career at Arthur Andersen, LLP from 1989 to 1996. Mr. Jordan is a CPA and Certified Internal Auditor (inactive), and received his Bachelor of Business Administration degree in accounting, with high distinction, from the University of Michigan.

CORPORATE GOVERNANCE

Corporate Governance Update

The Company has experienced significant growth, both in revenues and market capitalization, in recent years. The Board of Directors has received feedback from shareholders and others regarding its corporate governance and executive compensation practices. With that feedback in mind, and being cognizant of the Company’s recent growth, the Board of Directors has undertaken a comprehensive review of our Company’s corporate governance in order to assure strong Board accountability and effective shareholder rights policies. This review was done in conjunction with a review by our Compensation Committee of our executive compensation practices, which resulted in significant updates to our executive compensation practices as described more fully below under the caption “Compensation Discussion and Analysis.” Although the Board believes that the Company’s current corporate governance practices and provisions of its articles and bylaws are consistent with those of a public company that is a comparable size to the Company in the Company’s industry, and are in the best interests of its shareholders, the Board has embraced the feedback received as part of its outreach to shareholders and investment community, and taken the following actions in the last three years:

•
The Board added two new independent directors in 2015 and a third new independent director in 2017, and is adding two additional independent directors in 2019, continuing the Board’s refreshment efforts. Following this Annual Meeting, assuming election of all nominees for director, eight of nine directors, or 89%, will be independent.

•	The Board has separated the roles of Chairman of the Board and Chief Executive Officer.

•	The Board amended the Company’s bylaws to implement a majority voting standard for uncontested elections of directors.

•	The Board approved increasing the frequency of the shareholder vote on executive compensation (“say-on-pay”) to occur annually.

•	The Board amended the Company’s articles and bylaws to reduce the supermajority requirement (66-2/3% of the shares outstanding) to amend certain provisions to a simple majority of shares outstanding.

•	The Board amended the Company’s articles and bylaws to reduce the percentage of shares required to call a special meeting from 33% to 25%.

•
The Board approved stock ownership and retention guidelines applicable to our directors, in addition to our Chief Executive Officer and Chief Financial Officer. Under these guidelines, our outside, non- employee directors are each required to hold shares of the Company’s common stock with a value of at least four times their annual retainer. The guidelines further provide that the outside directors should achieve the guideline amounts within five years of the policy’s adoption and, until the guideline amounts are achieved, our directors must retain 66-2/3% of any shares received as equity grants from the Company, net of shares withheld or sold to pay taxes.

•	The Board prohibited directors and executive officers from hedging or pledging the Company’s common stock, without exception.

•	The Board adopted corporate governance guidelines, which update, consolidate and memorialize the corporate governance practices followed by the Board and the Company.

•
The Company’s Amended and Restated 2012 Stock Incentive Plan was amended to prohibit option repricing and implement a one-year minimum vesting requirement, and similar provisions were included in the 2018 Omnibus Incentive Compensation Plan approved by the shareholders at the 2018 Annual Meeting of Shareholders.

•	The Board adopted the most restrictive definition of “independence” when appointing the current members of its Compensation and Nominating committees.

The Board believes that these steps represent a good faith effort to respond to the feedback received as a result of its shareholder outreach and represent meaningful steps to align its corporate governance practices with the interests of its shareholders and current best practices. As is our standard practice, we will continue to engage with our shareholders and will take feedback we receive from them into account as we evolve our corporate governance practices according to the needs of our business.

Leadership Structure

The Chairman of the Board is elected by the members of the Board and typically presides at all meetings of the Board. Bruce F. Simberg currently serves as our Chairman, a position he has held since 1998 other than the period from March 2015 to January 2016. Richard W. Wilcox Jr., an independent member of the Board since 2003, was named the Board’s Lead Independent Director during Mr. Simberg’s absence from the Chairman position, and continues to hold that position in recognition of his significant knowledge of the Company’s history, growth and operations and his contributions, along with those of Mr. Simberg, to the oversight of the Company. The responsibilities of the Company’s Chairman of the Board are: (i) presiding at all meetings of the Board (with the Lead Independent Director presiding at meetings where the Chairman is not present), including presiding at executive sessions of the Board (without management present) at every regularly scheduled Board meeting, (ii) serving as a liaison between management and the independent directors, (iii) providing input regarding meeting agendas, time schedules and other information provided to the Board, and (iv) being available for direct communication and consultation with major shareholders. Our Chairman also has the authority to call meetings of the independent directors. The Chief Executive Officer is the only member of management on the Board.

The Company believes that its Board as a whole should encompass a diverse range of talents, skills, perspectives, experiences, and tenure on the Board, enabling the Board to provide sound guidance with respect to the Company's operations and interests. The Company's policy is to have at least a majority of directors qualify as independent as defined by the listing and maintenance rules of The Nasdaq Stock Market (the “Nasdaq Rules”). The Nominating Committee identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experience; and recommends nominees for director to the Board for approval. The Nominating Committee's Charter provides that the Board of Directors as a whole should be balanced and diverse, and consist of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise and local or community ties. Minimum individual requirements include strength of character, mature judgment, familiarity with the Company's business and industry, independence of thought and an ability to work colleially. The Board believes that the qualifications of the directors, as set forth in their biographies above provide them with the qualifications and skills to serve as a director of our Company.

Board Self-Assessment Process

The Board believes that ongoing self-assessment is important to strengthening its performance and fulfilling its role on behalf of the Company’s shareholders. To that end, the Board conducts an annual evaluation process that begins by asking each Board member to complete a comprehensive evaluation form that addresses the Board’s overall performance and a self-evaluation of the individual director’s performance. Overall Board performance is evaluated based on, among other things, the conduct of Board meetings, the composition of the Board, the quality of information provided to the Board, Board effectiveness, and access to management. Individual performance is evaluated to determine, among other things, whether the director continues to be able to devote the necessary time to Board and committee matters, whether the director’s skills are best utilized, and whether the director contributes to Board decision making. In addition, the Audit Committee conducts an annual evaluation of its performance, including a review of the effectiveness of its processes, the composition of the Committee, the Committee’s interactions with management and the Company’s auditors, and the Committee members’ understanding of the Company’s risks, controls and compliance. These evaluation forms are reviewed by the Chairman of the Board or the Audit Committee, and by the entire Board or Audit Committee, and are discussed in detail at a Board or Audit Committee meeting, as applicable.

Board Continuing Education

The Company encourages its directors to remain current in corporate governance, compliance and industry topics facing publicly traded insurance companies such as the Company. In that regard, the Company provides directors with the opportunity to attend seminars and conferences on director education, board leadership, current issues facing the insurance industry generally and the Florida and coastal insurance markets in particular, governance, risk management and other subjects of interest to Board members and relevant to the Company. Certain of our directors also obtain significant continuing education relevant to the Company in connection with their professional licenses and certifications in accounting, finance and law.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which have updated, consolidated and memorialized the corporate governance practices followed by the Board and the Company. Among other things, the guidelines address the following matters relating to the Board and its committees:

•	Director qualifications generally and guidelines on the composition of the Board and its committees;

•	Director responsibilities and the standards for carrying out such responsibilities;

•	Board membership criteria;

•	Board committee requirements;

•	Director compensation;

•	Director access to management and independent advisors;

•	Director orientation and continuing education requirements; and

•	Chief Executive Officer evaluation, management succession and Chief Executive Officer compensation.

The Corporate Governance Guidelines are reviewed at least annually by the Board.

Risk Oversight

The Board’s role in connection with risk oversight is to oversee and monitor the management of risk practiced by the Company’s management in the performance of their duties. The Board does this in a number of ways, principally through the oversight responsibility of committees of the Board, but also as part of the strategic planning process. For example, our Audit Committee oversees management of risks related to accounting, auditing and financial reporting, maintaining effective internal controls over financial reporting, and information security and technology risks. Our Nominating Committee oversees risk associated with corporate governance and the Company’s code of conduct, including compliance with listing standards for independent directors and conflicts of interest. Our Compensation Committee oversees the risk related to our executive compensation plans and arrangements and is responsible for reviewing and recommending our non-employee director compensation plans and arrangements. Our Investment Committee oversees the risks related to managing our investment portfolio. The full Board receives reports on a regular basis regarding each committee’s oversight from the chairperson of each committee when reporting on their committee’s actions at regular Board meetings, as well as overseeing the development and implementation of strategic initiatives.

Meetings and Committees of the Board of Directors

During 2018, the Board of Directors held ten regular meetings, five special meetings and took actions by written consent on six occasions. During 2018, no director attended fewer than 75% of the Board and committee meetings held during this period.  The Board of Directors encourages, but does not require, its directors to attend the Company’s annual meeting.  All of our directors attended our 2018 annual meeting.

Board Independence

The Board has determined that all of its directors and director candidates are independent pursuant to the Nasdaq Rules applicable to the Company, with the exception of the Company’s Chief Executive Officer. The Board has also used the stricter definition of “independence” utilized by shareholder advisory services in determining the members of the Compensation and Nominating committees since 2017.

The independent directors of the Board meet in executive sessions without management present. These sessions, which generally occur at every regularly scheduled Board meeting, are led by the Chairman. Executive sessions allow the independent directors to discuss, among other issues, management performance and compensation.

To facilitate the Board’s oversight functions and to take advantage of the knowledge and experience of its members, the Board has created several standing committees. These committees, the Audit, Investment, Nominating, Compensation and Business Strategy committees, allow regular risk oversight and monitoring, and deeper analysis of issues before the Board. The Audit, Compensation, Investment and Nominating committees are composed exclusively of independent directors. The membership of the standing committees is reviewed from time to time, and specific committee assignments are proposed and appointed by the Board. Each committee holds regularly scheduled meetings and confers between regularly scheduled meetings as needed.

Charters for the Audit, Compensation and Nominating committees, and the Corporate Governance Guidelines, are available upon the Company’s website at www.FedNat.com and are also available in print to any shareholder upon request from our Corporate Secretary.

In connection with the Cooperation Agreement (please see “Board Refreshment and Engagement with Shareholders” above), the Company has agreed that Mr. Michelson and Mr. Patterson will each be added to the Audit, Compensation and Nominating Committees.

Standing Board Committees

Audit Committee.  As of December 31, 2018, the Audit Committee was composed of Jenifer G. Kimbrough, who served as the Chair, Richard W. Wilcox Jr. and Roberta N. Young. Each member was determined to be “independent” as defined under the Nasdaq Rules applicable to the Company and SEC rules for Audit Committee membership. Ms. Kimbrough and Mrs. Young, who are Certified Public Accountants, were designated as “financial experts” as that term is defined in the applicable rules and regulations of the Exchange Act based on their understanding of U.S. generally accepted accounting principles (“GAAP”) and financial statements; their ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; their experience preparing, auditing, analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; their understanding of internal controls and procedures for financial reporting; and their understanding of audit committee functions. The Audit Committee held four regular meetings in fiscal 2018 and no special meetings. It is currently expected that the same Board members will constitute the Audit Committee for 2019.

Pursuant to its written charter, the duties and responsibilities of the Audit Committee include, but are not limited to, (a) the appointment of the independent certified public accountants and any termination of such engagement, (b) reviewing the plan and scope of independent audits, (c) reviewing significant accounting and reporting policies and operating controls, (d) having general responsibility for all related auditing and financial statement matters, and (e) reporting its recommendations and findings to the full Board of Directors. The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent accountants, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Audit Committee at the next committee meeting. The Chief Financial Officer is responsible for tracking all independent auditor fees against the budget for such services and reports at least annually to the Audit Committee.

Compensation Committee.  As of December 31, 2018, the Company’s Compensation Committee was composed of Jenifer G. Kimbrough, Thomas A. Rogers and Richard W. Wilcox Jr. Each member is independent as defined by the Nasdaq Rules. The Compensation Committee performs the duties and responsibilities pursuant to its charter, which includes reviewing and approving the compensation of the Company's executive officers. Mr. Wilcox serves as the Chairman. During fiscal 2018, the Compensation Committee held three regular meetings and one special meeting and took action by written consent on one occasion. For 2019, the members of the Compensation Committee are Jenifer G. Kimbrough, Thomas A. Rogers and Richard W. Wilcox Jr.

The Compensation Committee has worked with compensation and governance consultants in prior years to assist the Board in updating the Company’s corporate governance practices generally, assist with a review and update of the Company’s executive compensation practices, and assist with the Company’s shareholder engagement program. The Compensation Committee also regularly reviews internally compiled data about the compensation practices of our competitors. For the 2018 fiscal year, the Company engaged the firm of MacKenzie Partners to assist the Board with research related to executive compensation practices and our peers, and assist with the Company’s shareholder engagement program. MacKenzie Partners also provided proxy solicitation services to the Company.

Nominating Committee. As of December 31, 2018, the Company’s Nominating Committee was composed of Jenifer G. Kimbrough, Richard W. Wilcox Jr., Thomas A. Rogers, William G. Stewart and Roberta N. Young. Richard Wilcox serves as the committee chairperson. Each member is independent as defined by the Nasdaq Rules. During fiscal 2018, the Nominating Committee took actions by written consent on one occasion. The same Board members will constitute the Nominating Committee for 2019.

The Nominating Committee continues to identify qualified candidates for director positions. In recommending proposed nominees to the full Board, the Nominating Committee is charged with building and maintaining a Board that has an ideal mix of talent and experience to achieve the Company’s business objectives. In particular, the Nominating Committee considers all aspects of a candidate’s qualifications in the context of the needs of the Company at that point in time with a view to creating a Board with a diversity of experience and perspectives. Among the qualifications, qualities and skills of a candidate considered important by the Nominating Committee is a person with strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially. The Nominating Committee considers diversity, together with these other factors, when evaluating candidates, but does not have a specific policy in place with respect to diversity.

The Nominating Committee will consider candidates for director who are recommended by its members, by other Board members and by management of the Company and who have the experience and skill set best suited to benefit the Company and its shareholders. The Nominating Committee will consider nominees recommended by our shareholders if the shareholder submits the nomination in compliance with the advance notice, information and other requirements described in our bylaws and applicable securities laws. The Nominating Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons.

Shareholders who wish to recommend nominees to the Nominating Committee should submit their recommendation in writing to the Secretary of the Company at its executive offices pursuant to the requirements contained in Article III, Section 13 of the Company’s Bylaws. This section provides that the notice shall include:     (a) as to each person who the shareholder proposed to nominate for election, (i) name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, (iv) the consent of each nominee to serve as a director of the Company if so elected and (v) any other information relating to the person that is required to be disclosed in solicitation for proxies for the election of directors pursuant to Rule 14A under the Exchange Act; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the meeting. If we give less than 70 days’ notice or prior public disclosure of the date of the meeting date, however, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following either the date we publicly announce the date of our annual meeting or the date of mailing of the notice of the meeting, whichever first occurs.

Investment Committee. As of December 31, 2018, the Company’s Investment Committee was composed of William G. Stewart, Bruce F. Simberg and Roberta N. Young. The Investment Committee manages our investment portfolio pursuant to its adopted Investment Policy Statement. Mr. Stewart serves as the Chairman. During fiscal 2018, the Investment Committee held four regular and three special meetings. The same Board members will constitute the Investment Committee for 2019.

Business Strategy Committee. As of December 31, 2018, the Company’s Business Strategy Committee (previously called the Business Development Committee) was composed of Thomas A. Rogers, Michael H. Braun and Bruce F. Simberg. The Business Strategy Committee provides advice, oversight and guidance both to management of the Company and to the Board on matters involving the Company’s development of programs and projects, and acquisitions of new technologies or products and other business opportunities of strategic importance to the Company. Mr. Rogers serves as the Chairman. During fiscal 2018, the Business Strategy Committee held four regular meetings. The same Board members will constitute the Business Strategy Committee for 2019.

Code of Conduct

We have adopted a Code of Conduct for all employees, officers and directors of the Company.  A copy of our Code of Conduct is available on our web site at www.FedNat.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership and certain changes in beneficial ownership with the SEC and to furnish us with copies of those reports. To our knowledge, based solely on a review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the year ended December 31, 2018, all reports required by Section 16(a) were timely filed except for one report that was filed late due to an administrative error.

STOCK PERFORMANCE CHART

The chart below shows the Company’s cumulative total shareholder return during the five fiscal years ending December 31, 2018. The graph also shows the cumulative total returns of the SNL Insurance P&C Index and the NASDAQ Composite Index. The comparison assumes $100 was invested on December 31, 2013 in the Company’s common stock and in each of the indices shown, and assumes that all of the dividends were reinvested.  Past performance is not necessarily an indicator of future results.

Our filings with the SEC may incorporate information by reference, including this proxy statement. Unless we specifically state otherwise, the information under this heading "Stock Performance Graph" shall not be deemed to be "soliciting materials" and shall not be deemed to be "filed" with the SEC or incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), and Exchange Act.

FedNat Holding Company

	Period Ending
Index	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17
FedNat Holding Company	100.00	165.73	203.99	130.61	118.07	144.41
NASDAQ Composite	100.00	114.75	122.74	133.62	173.22	168.30
SNL Insurance P&C	100.00	114.85	118.80	140.21	160.30	154.12

Source : S&P Global Market Intelligence
© 2019

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the components and objectives of the Company’s executive compensation program for fiscal 2018 for our “Named Executive Officers,” describes the process through which the decisions regarding executive compensation have been made, and describes the results of this decision-making process. Our Named Executive Officers for fiscal 2018 were our Chief Executive Officer and President and our Chief Financial Officer. The following Compensation Discussion and Analysis reflects the compensation paid to our Named Executive Officers for fiscal 2018 and the Compensation Committee’s decisions with respect to the compensation for fiscal 2019 for the Named Executive Officers.

Philosophy of the Company’s Executive Compensation Programs

The Compensation Committee of the Board is responsible for establishing, implementing and monitoring adherence to the Company’s compensation philosophy and oversees our compensation programs for our Named Executive Officers. With respect to executive compensation, the Compensation Committee’s primary goals are to attract and retain the most qualified, knowledgeable, dedicated and seasoned executives possible; provide challenging but attainable goals by which to measure performance; reward them for their contributions to the development of the Company’s business; and align the executives’ compensation and incentives with the Company’s performance and the interests of our shareholders. The Compensation Committee also endeavors, while compensating our Named Executive Officers for their performance, to structure the Company’s compensation programs so as to not encourage unnecessary or excessive risk-taking. The Compensation Committee believes that crafting incentives so as to not encourage unnecessary or excessive risk taking is especially important in the homeowners’ insurance industry in the Company’s home state of Florida.

The Compensation Committee is committed to ensuring our compensation programs are strongly aligned with the Company’s long-term business strategy. The Committee seeks to continuously and rigorously evaluate its compensation plans to reflect strong governance practices and shareholder feedback.

	What We Do		What We Do Not Do
✓	Established long-term performance-based criteria for the equity awards to our Chief Executive Officer, which for 2018 constituted 50%, and for 2019 will constitute, 40% of his total incentive award.	x	No change-in-control excise tax gross-ups.
✓	Implemented a clawback policy that allows for the recovery of previously paid incentive compensation in the event of a restatement of our financial statements.	x	No tax gross-ups on perquisites.
✓	Maintain rigorous stock ownership and retention guidelines for our executive officers and directors.	x	No excessive perquisites.
✓	Execute a robust shareholder outreach program to solicit investor feedback on compensation plan design and disclosure and which we will continue in connection with this Annual Meeting.	x	No hedging or pledging of the Company’s common stock.
✓
Require a "double trigger" for change-in-control payments to our Named Executive Officers, meaning that payments will not be triggered without a qualifying termination following a change in control, and to provide that any such change in control payment would be based on the average of the preceding three years' actual bonuses earned.
		x	No option repricing or repurchases of underwater options without shareholder approval.

The Company’s 2018 Performance

The Company’s financial results for 2018 reflect the impact of multiple severe weather events in Florida and the other states in which we operate, including Hurricanes Michael and Florence. Our 2018 earnings also reflected continued, but diminishing, headwinds from the Company’s non-core operations, automobile and commercial general liability, from which the Company is continuing to exit. The Company took action to improve its underwriting profitability during 2017 and 2018 that significantly improved results within our core operations, homeowners insurance, and believes it is well positioned for continued earnings growth and increased shareholder value in 2019 and beyond. The significant accomplishments during 2018 include:

•
Total revenue in our homeowners line of business increased 13.4% to $364.8 million, driving consolidated total revenue growth of 1.1%, despite the substantial reduction in revenue from the non-core lines of business we are exiting.

•	Net income attributable to the Company’s shareholders grew to $14.9 million, up 86.9% over the prior year.

•	Book value per share, excluding non-controlling interest, grew to 6% to $17.13 from $16.16 in 2017, overcoming the substantial adverse impact of Hurricane Michael.

•	We maintained the Company’s dividend at $0.08 per quarter, returning almost $4.2 million to shareholders based on dividends paid during the year.

•	Through rigorous focus on exposure management and underwriting, the Company reduced the cost of its catastrophe reinsurance program by approximately $30 million for the 2018-2019 treaty year.

•	The Company continued its expansion outside of Florida. Collectively, gross written premium in Alabama, Louisiana, South Carolina and Texas increased by 48.1% in 2018 to over $81 million.

•	We reduced our total staffing by over 100 positions during 2018, as we continue to maximize operational initiatives, representing annualized savings of approximately $6 million.

•
Lastly, the Company completed a thorough due diligence and negotiation process culminating in our recent announcement of the pending acquisition of the insurance operations of 1347 Property Insurance Holdings, Inc. This pending transaction will further diversify the Company’s premium base, adds organic non-Florida agent distribution, and increases our scale, and is expected to be meaningfully accretive to 2019 earnings.

Results of Our Evaluations

The following table summarizes the Compensation Committee’s 2018 compensation decisions for our Named Executive Officers, consistent with how the Compensation Committee views total compensation. The information regarding performance-based compensation is presented both in terms of “Target” compensation and the actual achievement thereof. See the footnotes to the table for further information. The Compensation Committee reached these compensation decisions based on its evaluation of performance relative to the incentive criteria established at the beginning of 2018 as described below, and taking into account actual progress made toward important Company initiatives.  For comparative purposes, the table also presents 2017 and 2016 compensation decisions for our Named Executive Officers. While the table below summarizes how the Compensation Committee views compensation, it is not a substitute for the tables and disclosures required by the SEC’s rules, which begin on page 32. Further detail on how individual pay decisions were made and descriptions of the elements of compensation can be found following this table.

Named Executive Officer	Year	Base Salary Rate	Annual Incentive and Other Cash Awards		Long-Term Incentive and Other Share-Based Awards		Total Compensation
			Target	Actual	Target	Actual-to-Date	Target	Actual-to-Date
Michael H. Braun, Chief Executive Officer and President (1)	2018	$1,000,000	$875,000	$534,167	$875,000	$0	$2,750,000	$1,534,167
	2017	$1,000,000	$875,000	$698,333	$875,000	$0	$2,750,000	$1,698,333
	2016	$1,000,000	$0	$0	$0	$0	$1,000,000	$1,000,000
Ronald A. Jordan, Chief Financial Officer (2)	2018	$290,000	$108,750	$100,000	$108,750	$100,000	$507,500	$490,000
	2017	$275,000	$0	$100,000	$0	$151,500	$275,000	$526,500
	2016	$0	$0	$0	$0	$0	$0	$0

(1)
The 2018 annual incentive award was paid in 2019 for short-term performance goals met in 2018 and included a discretionary component. The 2018 long-term incentive award of 53,713 shares of restricted stock (at Target payout level) was granted in 2018 for performance-based goals to be met over a three-year period from 2018 to 2020. Such goals were not met in 2018, resulting in the forfeiture of 11,936 shares (or $194,000 based on the grant date share price), thus far, from this grant. The 2017 annual incentive award was paid in 2018 for 2017 short-term performance goals met in 2017. The 2017 long-term incentive award of 47,971 shares of restricted stock (at Target payout level) was granted in 2017 for performance-based goals to be met over a three-year period from 2017 to 2019. Such goals were not met in 2017 and 2018, resulting in the forfeiture of 21,320 shares (or $389,000 based on the grant date share price), thus far, from this grant.

(2)
The 2018 annual incentive award was paid in 2019 for short-term performance goals met in 2018, and included a discretionary component. The 2018 long-term incentive award includes:(1) 6,675 shares of restricted stock was granted in 2018 for performance-based goals to be met over a three-year period from 2018 to 2020. Such goals were not met in 2018, resulting in the forfeiture of 1,482 shares (or $24,000 based on the grant date share price), thus far, from this grant; and (2) 5,546 shares of restricted stock (or $100,000) granted in 2019 that time-vests over a five-year period. Mr. Jordan joined the Company in April 2017 and was not a participant in the 2017 incentive compensation plan. The 2017 cash award was paid in 2018 for Mr. Jordan’s efforts during 2017. Mr. Jordan received a grant of 10,000 shares of restricted stock (or $151,500 based on the grant date share price) and $100,000 for relocation expenses as part of the terms of his employment when he joined the Company. The relocation allowance is not included in this table, as the Compensation Committee deems to be an expense reimbursement rather than compensation.

Shareholder Outreach and “Say-on-Pay”

At our advisory shareholder vote on executive compensation in 2018, our say-on-pay proposal received the affirmative vote of 80.7% of the shares voted on the proposal.  The 2018 and 2017 say-on-pay votes were a significant improvement over the results of the 2016 vote, and reflecting the Compensation Committee’s meaningful efforts to seek and receive feedback and guidance from shareholders and others regarding the Company’s executive compensation plans, and to incorporate this feedback into our practices. These efforts are designed to better understand and address investor concerns, while continuing to evolve our compensation practices in a way that both meets the Board’s compensation goals and benefits our shareholders.

Outreach Process. A proactive approach to shareholder communication continues to be part of our ongoing process. Our outreach process for 2018 was led by the Chairman of our Compensation Committee, Richard W. Wilcox Jr., who participated in all discussions with investors. Other participants in our outreach process included our Corporate Secretary and, as necessary or appropriate, outside counsel, and MacKenzie Partners, our proxy solicitation firm. The Compensation Committee was given regular updates on investor feedback during these discussions.

Extent of Outreach. During the course of our outreach during 2018, we contacted all of the Company’s top 30 shareholders, representing approximately 62% of our outstanding common stock, which followed similarly extensive outreach efforts during 2017. We received responses from and engaged in dialogue with seven of these shareholders, each of which owned at least 0.3% of our outstanding shares. We will continue this outreach process during the months preceding our 2019 annual meeting. We may also hold discussions with the major proxy advisory firms to learn more about their perspectives, policies and evaluation of our executive compensation program.

The Compensation Committee carefully considered the shareholder feedback and guidance it received in 2018 and continued to refine the positive changes to our executive compensation program previously implemented.

	What We Heard		How We Responded
▪
The metrics used to determine awards under the short and long-term incentive plans should be different from one another and closely tied to Company performance, and Compensation Committee should minimize discretionary payouts.

▪
Beginning in 2017, the Compensation Committee approved a new formula-based short and long-term incentive plan structure for evaluating our Chief Executive Officer’s performance, with 50% of his incentive award based on annual financial goals that reflect the Company’s financial and operating performance on a year-to-year basis, and 50% based on long-term financial goals that reflect the growth realized by the Company’s shareholders over a more extended horizon. This incentive structure continued in 2018, including further refinement of the annual and long-term metrics, as described below.

▪	The use of increase in gross revenues as a performance metric may encourage growth at the expense of overall profitability.	▪
For the 2019 incentive compensation plan, we have eliminated the performance-based metric related to increasing in gross revenues. Such action is consistent with our stated focus on increasing our profitability and growing our net income.

▪	Our historical reliance on time-based vesting of equity awards should be reduced, with the emphasis instead on performance-based vesting of equity.	▪
Beginning in 2017, a portion of our Chief Executive Officer’s awards under the incentive plan were granted 100% in the form of performance-based equity. In 2018, this approach was applied to the Chief Financial Officer's incentive compensation as well.

▪	Awards made under the long-term incentive plan should be granted predominantly in the form of equity, rather than cash.
▪	The Company should clearly disclose the performance metrics, goals and weighting that were considered when determining our Named Executive Officers’ incentive compensation payouts.	▪
We have substantially revamped and restructured our Compensation Discussion and Analysis to provide a more detailed and transparent presentation of the alignment between pay and performance. Although the Company does not provide earnings guidance, and accordingly has not disclosed the specific measurement levels for certain performance metrics, we have expanded our disclosures to provide certain measurement levels and otherwise describe how the measurement levels were determined.

▪	The Company should consider amending its executive employment agreement(s) from a “single-trigger” for the payment of change of control bonus to a “double-trigger” for payment.	▪
We amended our Chief Executive Officer’s employment agreement to provide for a “double- trigger” for payment of his change of control bonus and to modify the calculation of that bonus to be based on the average of the Chief Executive Officer’s actual bonuses received for the three years prior to the change of control. This same provision was incorporated into the employment agreement recently executed with our Chief Financial Officer.

Evaluation Process

The Compensation Committee conducts an annual review of the total compensation of our executive officers, executive compensation, as well as the mix of elements used to compensate our Named Executive Officers. This review is based in part on an analysis of feedback from shareholders and current best practices in executive compensation and in part on a survey of executive compensation paid by various comparable publicly traded property and casualty insurance companies as reported in each company’s proxy statement. In evaluating executive compensation programs of peer companies, the Compensation Committee considers both a group of direct peers and a broader group of peers.

For 2018, our direct peer group encompassed publicly traded companies that compete with us in the Florida homeowners’ insurance market, a market with unique performance characteristics and competitive factors:

–	Heritage Insurance Holdings, Inc. (NYSE: HRTG)

–	HCI Group, Inc. (NYSE: HCI)

–	United Insurance Holdings Corp. (NASDAQ: UIHC)

–	Universal Insurance Holdings, Inc. (NYSE: UVE).

This direct peer group remains the same for 2019.

In addition to the four Florida-based insurance companies listed above, the Company included the following companies in its peer group for comparison purposes for 2018:

–	Safety Insurance Group Inc. (NASDAQ: SAFT)

–	Donegal Group Inc. (NASDAQ: DGICA)

–	Greenlight Capital Re Ltd. (NASDAQ: GLRE)

–	Third Point Reinsurance Ltd. (NYSE: TPRE)

–	Hallmark Financial Services (NASDAQ: HALL)

–	First Acceptance Corp. (NYSE: FAC)

–	Atlas Financial Holdings Inc. (NASDAQ: AFH)

–	RLI Corp. (NYSE: RLI)

–	EMC Insurance Group Inc. (NASDAQ: EMCI)

–	Baldwin & Lyons (NASDAQ: BWINB)

–	Atlantic American Corp. (NASDAQ: AAME)

These additional peers provide the Compensation Committee with a broader perspective of compensation practices among relevant insurance companies. The Committee assessed the competitiveness of the Company’s compensation program in comparison to the entire peer group, as well as the subset of the Company’s direct peers listed above who are the Company’s primary publicly traded competitors in the Florida homeowners’ insurance market.

We also consider the industry knowledge and experience of our Committee members to be an important component of our compensation review process. Our Committee members each have substantial management experience in running businesses in the insurance, financial services and legal services industries, many of which have substantial management teams. As a result, their personal experience extends to developing and implementing management compensation and incentive programs, enabling our Committee members to use that experience when reviewing the Company’s executive compensation programs and working with MacKenzie Partners to make appropriate updates.

Elements of Compensation

The Compensation Committee has been committed to updating the Company’s executive compensation programs to reflect the Company’s growth and the evolution of best practices, and to reflect the feedback received as a result of our outreach to our largest shareholders. In that regard, the Compensation Committee approved in 2016 and 2017 a significant revamp of the Company’s compensation practices, in particular the incentive compensation of the Company’s Chief Executive Officer and President. These updated compensation practices have been carried forward into 2018 and 2019. The Company’s executive compensation programs for its Named Executive Officers consist of elements described below.

Base Salary. The Compensation Committee annually reviews the base salaries of the Named Executive Officers, and considers a number of factors, such as each Named Executive Officer’s level of responsibility, performance during the prior fiscal year (with respect to specific areas of responsibility and on an overall basis), past and present contributions to and achievement of Company goals, historical compensation levels of the Named Executive Officer, and the Company’s financial condition and results of operations.

Because of the unique performance characteristics and competitive factors in the Florida homeowners’ insurance industry, the Compensation Committee believes comparing the Company’s executive compensation to that of its direct peer group of Florida-based insurers, Heritage Insurance Holdings, Inc. (NYSE: HRTG), HCI Group, Inc. (NYSE: HCI), United Insurance Holdings Corp. (NASDAQ: UIHC) and Universal Insurance Holdings, Inc. (NYSE: UVE), provides the most meaningful insights into executive compensation. The unique factors that strongly influence the financial results of the Florida homeowners’ insurers include, among other things: the significance and complexities of exposure management, the potential occurrence of one or more severe hurricanes that can materially affect financial performance and has periodically driven national competitors from the market, the existence and large presence with the Florida market of a state-controlled insurer-of-last-resort in Citizens Property Insurance Corporation (“Citizens”) and the extent to which Citizens is seeking or reducing policies at any time and the market impact of fluctuations in its risk appetite, the significant percentage of properties in high-risk coastal areas, and the litigiousness of the Florida market. Accordingly, the Compensation Committee’s analyses focus significantly on our Chief Executive Officer’s base salary as compared to the annual base salaries of the Chief Executive Officers of our Florida-based direct peer group, as described in the table below:

Company	2017 Annual CEO Salary (A)	2018 Annual CEO Salary (A)
Universal Insurance Holdings, Inc.	$2,217,500	$2,217,500
Heritage Insurance Holdings, Inc.	$2,100,000	$2,205,000
United Insurance Holdings Corp.	$1,000,000	$1,000,000
FedNat Holding Company	$1,000,000	$1,000,000
HCI Group, Inc.	$950,000	$950,000
Median (excluding FNHC)	$1,550,000	$1,602,500

(A)	As reported in each company’s proxy statement.

The data from the table above enabled the Compensation Committee to measure our Chief Executive Officer’s base salary against the base salary levels for the chief executive officers of our Florida-based direct peer group. For 2018, based on the Company’s results for 2017 and a comparison of Mr. Braun’s salary to that of the direct peer group, Mr. Braun’s base salary remained the same. The Compensation Committee also determined that Mr. Braun’s salary would remain unchanged for 2019.

Based on an analysis of market rates for 2018, our Chief Financial Officer's base salary was set at $290,000. Based on Mr. Jordan's contributions to the Company since his arrival in 2017, and his increased level of experience, the Compensation Committee increased Mr. Jordan's salary for 2019 to $325,000.

Incentive Compensation. Consistent with the Company’s pay-for-performance philosophy of compensating our Named Executive Officers for the Company’s achievements for the prior year and their roles in those achievements, and reflecting the feedback received from our outreach to our largest shareholders, in 2017 the Compensation Committee completely revamped the incentive compensation of our Chief Executive Officer. As part of this revamp, the Compensation Committee required for the annual bonus that the Company’s net income achieve a specified minimum threshold, in addition to the performance criteria described below. Mr. Braun’s incentive compensation for 2018 was based on the pre-determined performance metrics described below. Reflecting the Company’s significant progress in important Company initiatives, however, Mr. Braun also received a discretionary bonus for 2018. The revamped pay-for-performance compensation structure remains in place for our Chief Executive Officer and Chief Financial Officer for 2019, with a discretionary component that allows the Compensation Committee to consider achievement in other Company initiatives when awarding up to 10% of the annual award.

Annual Incentive Plan. For 2018, 50% of Mr. Braun’s performance-based incentive compensation consisted of an annual bonus payable in cash based in equal parts on return on equity (“ROE”), controlling expenses, targeted EBITDA, and the discretionary component. The Compensation Committee determined that these annual financial and operating metrics selected for the annual incentive plan appropriately reflected the important measurements of the Company’s results of operations on a year- to-year basis, and provided incentives to grow the Company’s business in a cost-effective way.

The Compensation Committee determined the specific measurement levels for 2018 for the chosen performance metrics (for both the annual and long-term components) by extrapolating each metric’s target level from the Company’s recent actual performance results with a factor for growth of the Company. The Committee also considered the Company’s projected and longer-

term historic performance, as well as that of the direct peer group of Florida-based homeowners insurers and of the property and casualty insurance industry generally, when determining the target levels for each metric. The target levels of the metrics are intended to incentivize our Chief Executive Officer to direct the Company’s continued growth in a reasonable and efficient manner, while the maximum levels are intended to reward extraordinary accomplishments. The threshold levels reflect that, while the Company’s results can be severely impacted by events completely beyond the Company’s control, the Company’s ability to manage its exposure, effectively structure its reinsurance program and take other steps to improve expense control can mitigate the impact of those events.

For 2018, the Company’s performance as compared to the metrics used in our Chief Executive Officer’s annual bonus plan was as follows:

•	ROE was 8.3%, which was below the minimum;

•	Expense control was 40.3%, which substantially achieved the target level of 40.0%; and

•	EBITDA was $25.7 million, which was below the minimum.

As a result, for 2018, Mr. Braun’s bonus under the annual component of the plan was $284,167. The Compensation Committee elected to also award a discretionary incentive of $250,000, based on the substantial progress made during 2018 towards important Company initiatives. Specifically, the Committee considered the following achievements:

•	Rigorous exposure management that drove a $30 million reduction in the cost of the Company’s excess-of-loss catastrophe reinsurance spend for the treaty year ending June 30, 2019.

•	Growth in net income to $14.9 million, up 86.9% over 2017, driven by $22.2 million of earnings from our core homeowners business, a 689% increase over the prior year.

•	Streamlining of corporate operations and corresponding reductions in overhead, representing annualized savings of approximately $6 million.

The Compensation Committee believes these achievements are contributing to future earnings momentum. As a result, Mr. Braun’s total cash bonus for 2018 totaled $534,167.

Long-Term Incentive Plan.

2018 Plan. The remaining 50% of Mr. Braun’s 2018 incentive compensation consisted of a long-term incentive bonus payable in equity, based in equal parts on increasing gross revenues, increasing book value per share and relative total shareholder return over three years (“Relative TSR”). The increase in revenue and increase in book value per share metrics are measured over successive one-year performance periods (but the goals are not modified from period to period), and the equity granted vests 1/3 annually beginning one year after the grant date.

The metrics selected by the Compensation Committee for the 2018 long-term incentive plan are appropriate measures of the Company’s success over a longer time horizon, with particular emphasis on the measurements that are meaningful to the Company’s shareholders and relevant to the Company’s long-term business strategy and also contemplate the unique aspects of the Company’s business, in particular the material impact of hurricanes and other severe weather events that are inherently difficult to predict during any one year. The Compensation Committee believes that the annual measurement of the increase in revenue and increase in book value per share metrics provides an appropriate means of measuring long-term performance in an industry where external events (i.e. hurricanes), pricing cycles, and claims trends (such as assignment of benefits) can have a material impact on the Company’s appetite for growth and its financial and operational results.

The Compensation Committee combined the increase in revenue and increase in book value per share metrics with a Relative TSR metric that is measured over a three-year performance period, with the equity cliff vesting at the end of the three-year performance period based on the Company’s performance relative to its direct peer group of Florida-based homeowners’ insurers. For the Relative TSR metric, the Compensation Committee determined that the most appropriate comparison of the Company’s performance would be to this direct peer group of Florida-based homeowners’ insurers because of the unique competitive aspects of the Florida homeowners’ insurance market and because external factors such as hurricanes would likely impact all of the members of the direct peer group in a more consistent way. The Compensation Committee believes as well that the Company’s performance measures are appropriate when compared to the Company’s broader peer group.

2018 Achievement-Year 1 of 2018 Plan. The Company’s performance for 2018 as compared to the metrics used in our Chief Executive Officer’s long-term incentive plan was as follows:

•	Increase in gross revenues was 1.1%, which was below the minimum;

•	Increase in book value per share was 6.0%, which was below the minimum; and

•	The Relative TSR metric will not be determined for two more years.

As a result, Mr. Braun forfeited 11,936 performance-based shares (or $194,000 based on the grant date share price) that had been granted for 2018 under the long-term plan.

2018 Achievement-Year 2 of 2017 Plan. 2018 represented year two of the long-term portion of Mr. Braun’s 2017 incentive compensation. The Company’s performance as compared to the metrics used was as follows:

•	ROE was 8.3%, which was below the minimum;

•	Increase in book value per share was 6.0%, which was below the minimum; and

•	The Relative TSR metric will not be determined for one more year; however, cumulative performance through two years of the three-year measurement period is below the Threshold level of achievement.

As a result, Mr. Braun forfeited 10,660 performance-based shares (related to the ROE and increase in book value metrics) that had been granted for 2017 under the 2017 long-term plan.

2018 Achievement-2018 and 2017 Plans Combined. For the 2018 and 2017 long-term plans on a combined basis, total long-term compensation forfeited by the CEO based on the Company’s 2018 performance was approximately $388,000, based on the related grant date share prices.

Changes for 2019 Plan. As detailed under “Shareholder Outreach and Say on Pay” above, the Company has proactively sought shareholder input on its compensation practices. Based in part on feedback received from shareholders during 2018, the Compensation Committee approved several changes to the incentive compensation plan for 2019, which the Company believes retains the goals of relating executive compensation to Company growth and shareholder returns. These changes include:

•	The removal of increase in gross revenues as an incentive compensation metric, to avoid any incentive that might encourage unprofitable growth;

•
Total shareholder return was removed as a metric, as the Compensation Committee concluded it often does not accurately reflect the effectiveness of management’s actions over the performance period, due to the impacts of macroeconomics, investor sentiment and other external factors;

•	ROE was moved to the long-term component of the plan; and

•	Adjustments to the relative weighting of the annual and long-term components of the plan, as well as the underlying metrics contained therein.

•	Adding an option for the Compensation Committee to consider achievement of other important Company initiatives when determining up to 10% of the annual award.

The resulting components of the incentive compensation plan for 2019 are as follows:

2019 Annual Incentive Plan:		CEO Payout Factors

Performance Metrics	Weight	Threshold	Target	Maximum
EBITDA	0.250	1.00	1.75	2.50
Expense Control	0.250	1.00	1.75	2.50
Discretionary Component	0.100	1.00	1.75	2.50

2019 Long-Term Incentive Plan:		CEO Payout Factors

Performance Metrics	Weight	Threshold	Target	Maximum
ROE	0.200	1.00	1.75	2.50
Increase in Book Value per Share	0.200	1.00	1.75	2.50
Note: The potential payout for each metric is calculated as base salary x Payout Factor x Weight.

The Threshold, Target and Maximum measurement levels were determined by the Compensation Committee with reference to the historical performance of the property and casualty insurance industry generally, adjusted to reflect the unique characteristics of the Florida property insurance market, and the Company specifically. Each level was developed such that the threshold level was reasonably achievable with good Company performance, the target level was achievable with superior Company performance, and the maximum level was achievable with exemplary Company performance. For 2019, the Compensation Committee determined that the threshold, target and maximum measurement levels for the Expense Control metric would be 45.0%, 40.0% and 35.0%. For the ROE metric, the corresponding measurement levels would be 10.0%, 12.0% and 14.0%. For the Increase in Book Value Per Share metric, the corresponding measurement levels would be 8.0%, 10.0% and 12.0%. These measurement levels were selected based on the Compensation Committee’s (and its advisors) perceptions of long-term expectations and are not indicative of earnings expectations for 2019 or any future period. It should be specifically noted that the Company does not provide earnings guidance, nor does it intend that the measurement levels provided above be interpreted as financial projections or indicative of the Company’s expectations as to its financial results for any current or future periods. Accordingly, the Company is not providing the measurement levels for the EBITDA metric at this time so as to avoid any interpretation of forward earnings guidance. Consistent with the Company’s prior practices, the Company will disclose its results with respect to all of these performance metrics in its 2020 proxy statement.

For our Chief Executive Officer, the resulting total potential payouts are $1.0 million, $1.75 million and $2.5 million at Threshold, Target and Maximum, respectively, with 60% attributable to the annual incentive and 40% attributable to the long-term incentive.

The Compensation Committee maintained the EBITDA and expense control metrics in the annual component of the plan and supplemented it with a discretionary factor, with the annual component comprising 60% of the total incentive plan. ROE was moved to the long-term component with increase in book value per share, with the long-term component comprising 40% of the total incentive plan. With these changes, the Compensation Committee believes the 2019 incentive plan appropriately balances our Chief Executive Officer’s focus on both the short-term and long-term success of the Company.

The Compensation Committee determined that Mr. Braun will receive no increase in base salary for 2019 when determining the minimum, target and maximum percentages of base salary for his 2019 incentive compensation plan. In addition, the Compensation Committee believes that our Chief Executive Officer’s prospective maximum payout under his annual and long-term incentive compensation plan for 2019 is well within the range of the actual awards made by the Company’s direct peer group. The Compensation Committee believes that the Company’s performance measures, as amended, are appropriate when compared to the Company’s broader peer group as well.

The total payout for both the annual and long-term incentive bonuses on a combined basis will be based on Mr. Braun’s base salary of $1,000,000 for 2019, at the threshold, target and maximum payout factors indicated in the table below. No payouts will be made under the annual incentive plan unless the Company’s 2019 net income is above a minimum threshold pre-determined by the Compensation Committee.

Compensation of our Chief Financial Officer. For 2018, our Chief Financial Officer, Ronald A. Jordan, received an annual base salary of $290,000. He was also entitled to receive for 2018 an annual bonus, payable in stock and cash, with a target of 75% of his base salary and a maximum range of 112.5% of his base salary subject to the same performance criteria detailed above for the Chief Executive Officer. As described above, the Company exceeded the Threshold performance level for only the expense control metric, resulting in a calculated payment of $35,163. In light of Mr. Jordan’s contributions during 2018, including the continued strengthening of the Company’s reporting and analytical capabilities and internal controls, success in raising $45 million in debt to facilitate our first quarter 2018 buyout of the Monarch joint ventures partners, and achievement of expense reductions, the Compensation Committee increased Mr. Jordan’s 2018 bonus to $100,000.

As described above, the Company did not achieve the Threshold level of either of the annually measured metrics used in our long-term bonus plan during 2018. As a result, Mr. Jordan forfeited 1,482 performance-based shares (or $24,000 based on the grant date share price) that had been granted for 2018 under the long-term plan.

For 2019, Mr. Jordan’s base salary is $325,000. His incentive bonus for 2019 will be based on the same short-term and long-term metrics as for our Chief Executive Officer with the same relative weightings, and will be payable in cash for the short-term bonus and in stock for the long-term bonus. The Payout Factors for both the annual and long-term incentive bonuses on a combined basis will be based on a Target level of 100% of Mr. Jordan’s base salary of $325,000, Threshold level payout of 50% of base salary and the Maximum payout will be 150% of base salary, on a combined basis. No payouts will be made under the annual incentive plan unless the Company’s 2018 net income is above a minimum threshold pre-determined by the Compensation Committee. In addition, in light of the fact that Mr. Jordan received no shares at year end 2017, nor were any shares vested for 2018 under the 2018 Long-Term Incentive, as a retention tool, the Compensation Committee granted Mr. Jordan $100,000 of restricted stock (5,546 shares, based on the grant date fair value of $18.03) that will vest over five years.

2018 Stock Incentive Plan. Our 2018 Stock Incentive Plan, which was adopted by the Board of Directors and approved by our shareholders in 2018, authorizes us to grant a variety of equity incentive awards, such as incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, and performance shares to officers, directors and executive, managerial, administrative and professional employees of the Company and its subsidiaries. Awards may be granted singly, in combination, or in tandem. Our Compensation Committee is the administrator of the equity plans. The Compensation Committee reviews and approves equity awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, and retention considerations, as well as a review of the individual’s existing share and option holdings. Equity grants have been made at the discretion of the Compensation Committee and/or executive management members, who have been granted limited authority by the Compensation Committee. To date, only restricted stock has been granted under the 2018 Stock Incentive Plan. The 2018 Incentive Plan prohibits repricing of stock options and prohibits cash buyouts of underwater options, and requires a minimum vesting period of one year (except that up to 5% of the shares reserved under the 2018 Stock Incentive Plan may be granted without the minimum vesting requirement).

Other Employee Benefit Plans.  Our employees, including our Named Executive Officers, are entitled to various employee benefits. These benefits include medical and dental care plans; flexible benefit accounts; life, accidental death and dismemberment and disability insurance; a 401(k) plan; and paid vacation.

Under our 401(k) plan, the Company matches 100% of the first 6% of participant elective contributions subject to IRS limitations and, from time to time, the Board of Directors approves an additional discretionary profit sharing contribution. No additional contribution was approved for 2018. The Board of Directors intends to review the Company’s financial results annually to determine whether to approve a discretionary profit sharing contribution in any future years.

Other Compensation. At the present time, we do not offer pension benefits or, except as described above, other forms of deferred compensation plans. The Compensation Committee periodically reviews the overall employment packages and benefits offered to the Company’s Name Executive Officers. The Compensation Committee believes that the benefits and perquisites offered to the Named Executive Officers are currently set at competitive levels for comparable companies, requiring no further changes at this time. The Compensation Committee may, however, at its discretion, modify or increase the Named Executive Officers’ executive benefits and perquisites, if it deems it appropriate or advisable.

Clawback Policy. The Board has adopted a clawback policy applicable to our Named Executive Officers and other current or former executive officers of the Company. Pursuant to this policy, the Company will have the right, in appropriate circumstances as determined by the Board in its sole discretion, to seek to recover all or any part of the cash or equity incentive-based compensation granted to our Named Executive Officers or such other executive officers during the three fiscal years preceding the date on which the Company is required to prepare an accounting restatement to correct a material error, if the restatement is required because of a knowing violation of SEC rules and regulations, GAAP, other applicable legal or regulatory requirements, or Company policy by a Named Executive Officer or such other executive officer. Incentive-based compensation subject to the policy includes any cash or equity compensation granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. Financial reporting measures include measures that are based on accounting principles used in preparing the Company’s financial statements, measures that are derived from information in the Company’s financial statements, and stock price and total shareholder return. The Board will have the discretion to forgo such recovery if it determines that seeking such recovery would be unreasonable or not in the Company’s best interests.

Stock Ownership and Retention Guidelines. The Board has implemented stock ownership guidelines applicable to our Named Executive Officers. Under these guidelines, our Chief Executive Officer is required to hold shares of the Company’s common stock with a value of at least six times his annual salary rate, and our Chief Financial Officer is required to hold shares with a value of at least three times his annual salary rate. The guidelines further provide that the Named Executive Officers should achieve the guideline amounts within five years of becoming subject to the policy and, until the guideline amounts are achieved, the Named Executive Officers must retain 66-2/3% of any shares received as equity grants from the Company, net of shares withheld or sold to pay taxes. The Board also prohibits hedging or pledging the Company’s common stock, without exception.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s SEC filings, including its proxy statement for the 2019 Annual Meeting of Shareholders.

Respectfully Submitted
August 26, 2019

/s/ Richard W. Wilcox Jr., Chairman
/s/ Jenifer G. Kimbrough
/s/ Thomas A. Rogers

Summary Compensation Table

The following table sets forth information regarding compensation earned by, awarded to or paid to our Named Executive Officers for the years indicated:

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation (2)	Nonqualified Deferred Compensation Earnings	All Other Compensation (3)		Total
Michael H. Braun Chief Executive Officer, President	2018	$1,000,000	—	$872,836	(4)	—	$534,167	—	$16,200		$2,423,203
	2017	$1,000,000	—	875,000	(5)	—	698,333	—	$16,200		$2,589,533
	2016	$993,846	$—	$—		—	$—	—	$35,093		$1,028,939
Ronald A. Jordan Chief Financial Officer	2018	$290,000	$—	$208,469		—	100,000	—	$15,427		$613,896
	2017	190,419	100,000	151,500		—	—	—	103,219	(7)	545,138
	2016	—	—	—		—	—	—	—		—

(1)
Reflects cash bonuses earned by the Named Executive Officer for the applicable fiscal year but that were paid in the following fiscal year. Mr. Jordan was not a participant in the Company’s incentive compensation plan in 2017.

(2)	Reflects annual incentive bonuses based on performance criteria for the stated year, each of which were paid in the following fiscal year.

(3)	See table "All Other Compensation" below for an itemized disclosure of this element of compensation.

(4)
Reflects long-term incentive award of 53,713 shares (at Target payout level) of restricted stock granted in 2018 for performance-based goals to be met over a three-year period from 2018 to 2020, of which certain goals were not met in 2018, resulting in the forfeiture of 11,936 shares (or $194,000 based on the grant date share price), thus far, from this grant.

(5)
Reflects (1) long-term incentive award of 47,971 shares (at Target payout level) of restricted stock granted in 2017 for performance-based goals to be met over a three-year period from 2017 to 2019, of which certain goals were not met in 2017 and 2018, resulting in the forfeiture of 21,320 shares (or $389,000 based on the grant date share price), thus far, from this grant.

(6)
Reflects long-term incentive award of 6,675 shares (at Target payout level) of restricted stock granted in 2018 for performance-based goals to be met over a three-year period from 2018 to 2020, of which certain goals were not met in 2018, resulting in the forfeiture of 1,482 shares (or $24,000 based on the grant date share price) from this grant, and (2) 5,546 shares of restricted stock (or $100,000 based on the grant date share price) granted in 2019 that time-vests over a five-year period.

(7)	This amount includes the amount of relocation expense that was paid to Mr. Jordan.

ALL OTHER COMPENSATION

Name	Year	Auto		Relocation Fees	Insurance Benefits (1)		Contribution to 401(k) Plan (2)	All Other Compensation Total
Michael H. Braun	2018	$—		$—	$—		$16,200	$16,200
	2017	$—	(3)	$—	$—	(3)	$16,200	$16,200
	2016	$3,817	(3)	$—	$11,261		$20,015	$35,093
Ronald A. Jordan	2018	$—		$—	$—		$15,427	$15,427
	2017	$—		$100,000	$—		$3,219	$103,219
	2016	$—		$—	$—		$—	$—

(1)	Represents premiums for medical insurance.

(2)	Represents matching contributions and a discretionary profit contribution made by the Company on behalf of the Named Executive Officers to the Company’s 401(k) plan.

(3)	Mr. Braun’s automobile allowance was eliminated in July 2016 and payment of 100% of his health insurance premiums was eliminated effective January 1, 2017.

Employment Agreements

Michael H. Braun, Chief Executive Officer and President. We have been a party to an employment agreement with
Michael H. Braun, our Chief Executive Officer and President, since 2012, which amended and restated Mr. Braun’s prior employment agreement. In a 2015 amendment, the term of his employment agreement was extended to four years from the date of the amendment with automatic extensions so that at all times the balance of the term is not less than two years unless sooner terminated as provided in the employment agreement. Under his agreement, Mr. Braun’s annual base salary, which may be increased at any time during the term of the agreement, is $1,000,000. Mr. Braun is also entitled to receive such bonuses and increases as may be awarded by the Board of Directors. It also contains customary confidentiality and non-solicitation provisions.

Mr. Braun is entitled to receive certain payments upon the termination of employment under certain circumstances as set forth in his agreement, as amended. If his employment is terminated by us without Cause (as defined in his agreement), we must make a lump sum payment to the executive equal to two years' base salary (the “Termination Severance”). In addition, all unvested stock options and any other equity awards held by him will become vested. If Mr. Braun’s employment with us is terminated for Cause or as a result of his death or disability, he will be entitled to his base salary prorated through the date of the termination and any benefits due him as may be provided under the applicable plan, program or arrangement.

The agreement also provides for payments to him if he is employed by us on the date on which a Change of Control occurs. Under the agreements, a “Change of Control” will be deemed to have occurred if: (i) any person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the owner or beneficial owner of our securities having 50% or more of the combined voting power of our then-outstanding securities that may be voted for the election of our directors (other than as a result of an issuance of securities initiated by us, or open market purchases approved by our Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made), or (ii) the persons who were our directors before such transactions shall cease to constitute a majority of our Board, or any successor to us, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions. If, following a Change in Control, Mr. Braun’s employment is terminated by us (or any successor or subsidiary) without Cause or by the executive for Good Reason (as defined in his agreement), we will make a lump sum payment to the executive in an amount equal to two times the sum of his base salary immediately preceding the Change of Control plus the average of his actual bonus for the three fiscal years immediately preceding the Change of Control (the "Change of Control Severance"). Additionally, all unvested stock options and any other equity awards held by him will become vested and the Company will provide Mr. Braun (and his family) with medical insurance for a period of two years after the date of such termination of employment at no cost and on the same terms and conditions as in effect on the date on which such termination of employment occurs.

If Mr. Braun is terminated by us without Cause prior to a Change of Control, and a Change of Control occurs within six months following such termination, then in addition to the Termination Severance described above, he will be entitled to an additional lump sum payment in an amount equal to (i) the Change of Control Severance, less (ii) the Termination Severance.

As a condition to Mr. Braun’s entitlement to receive the base salary amounts and equity award acceleration referenced above, he is bound by the terms of an agreement that sets forth certain restrictive covenants. Pursuant to the non-competition provisions of this agreement, as amended, he is prohibited from working in the insurance industry in any territories where the Company has been doing business for a period of two years from the date on which he terminates employment with the Company for any reason (other than without cause). For a period of two years after his employment is terminated, he is also prohibited from soliciting, for himself or for any third person, any employees or former employees of the Company, unless the employees have not been employed by the Company for a period in excess of six months, and from disclosing any confidential information that he learned about the Company during his employment.

Ronald A. Jordan, Chief Financial Officer. Mr. Jordan became the Company’s Chief Financial Officer in April 2017. On January 8, 2019, we entered into an employment agreement with him, pursuant to which he is entitled to receive base salary and incentive compensation as determined by the Compensation Committee of the Company’s Board of Directors. He is also entitled to receive medical insurance (including family coverage) and other benefits commensurate with that offered to other similarly situated employees.

Mr. Jordan’s employment agreement is for a two-year term beginning on the date of execution. If Mr. Jordan’s employment is terminated by the Company without cause prior to a change of control of the Company (as defined in his employment agreement), Mr. Jordan will be entitled to receive in a lump sum payment severance equal to two times his annual base salary as in effect immediately prior to such termination (“Termination Severance”) and any accrued but unpaid bonuses, incentive compensation and other benefits (“Accrued Obligations”). In addition, any unvested equity awards held by Mr. Jordan will vest. The Company will also provide Mr. Jordan and his family medical insurance coverage for two years at no cost (“Extended Medical Coverage”).

If Mr. Jordan’s employment is terminated because of his death or disability (as defined in his employment agreement), Mr.

Jordan will be entitled to receive the Termination Severance (less, in the case of his disability, any amounts paid to him under a long-term disability policy) and the Accrued Obligations. The Termination Severance will be paid in a lump sum in the case of his death, and in accordance with the Company’s payroll practices, in the case of his disability. In addition, any unvested equity awards held by him will vest and the Company will provide two years of Extended Medical Coverage to his family, in the case of his death, or to him and his family, in the case of his disability.

If Mr. Jordan’s employment is terminated by the Company without cause or is terminated by him for Good Reason (as defined in his employment agreement) following a change of control of the Company, Mr. Jordan will be entitled to receive in a lump sum payment severance equal to two times the sum of (a) his annual base salary in effect immediately prior to date of the definitive agreement for the transaction resulting in the change of control plus (b) the average of his incentive bonuses (annual and long-term) awarded for the three fiscal years immediately preceding the termination of his employment (“Change of Control Severance”). In addition, any unvested equity awards held by Mr. Jordan will vest. The Company will also provide Mr. Jordan and his family Extended Medical Coverage for two years.

If Mr. Jordan’s employment is terminated by the Company without cause prior to a change of control, and a change of control occurs within six months of the termination of his employment, Mr. Jordan will be entitled to receive an additional payment equal to the difference between the Change of Control Severance to which he would have been entitled and the Termination Severance. If Mr. Jordan resigns, or is terminated by the Company for cause (as defined in the Employment Agreement), he will be entitled to receive only his base salary prorated through the date of termination and will forfeit any accrued but unpaid bonus or other incentive compensation or other benefits, unless otherwise provided under the applicable plan, program or arrangement.

Mr. Jordan’s employment agreement also sets forth a reaffirmation of the restrictive covenants in Mr. Jordan’s Confidential Information, Non-Solicitation and Non-Competition Agreement dated April 17, 2017.
Equity-Based Compensation

Grants of Plan Based Awards. The following table provides information regarding restricted stock granted to our Named Executive Officers during 2018 under the Company’s 2018 Stock Incentive Plan (the “2018 Plan”).

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Equity Awards / Number of Securities Underlying Options		Exercise or Base Price of Equity Awards	Grant Date Fair Value of Equity Awards (1)
Michael H. Braun	3/16/2018	53,713	(2)	—	$872,836
Ronald A. Jordan	3/16/2018	6,675	(2)	—	$108,469

(1)
This amount reflects the aggregate grant date fair value of the shares granted at the Target level of payout. The grant date fair value is based on the closing price of the common stock at the applicable grant date.

(2)	Shares granted in 2018 for performance awards to be based on 2018 to 2020 performance.

Forfeitures of 2018 and 2017 Awards Based on 2018 Results. As described above under “Long-Term Incentive Award,” these performance-based awards are subject to forfeiture if the underlying performance goals are not met. As a result of the Company’s performance for 2018, Mr. Braun has forfeited 11,936 performance-based shares (or $194,000 based on the grant date share price) included above for the 2018 long-term award. Similarly, Mr. Jordan forfeited 1,482 performance-based shares (or $24,000 based on the grant date share price). In addition, based on the Company’s 2018 performance, Mr. Braun forfeited 10,660 performance-based shares that had been granted under the 2017 long-term incentive plan. Mr. Jordan was not a participant in the 2017 incentive compensation plan. Total long-term compensation forfeited by the Chief Executive Officer based on the Company’s 2018 performance was approximately $388,000.

Stock Incentive Plan . Our 2018 Plan is administered by the Compensation Committee.  The objectives of the 2018 Plan include attracting, motivating and retaining key personnel and promoting our success by linking the interests of our employees, directors and consultants with our success.

Awards may be made under the 2018 Plan in the form of (a) incentive stock options, (b) non-qualified stock options, (c)

stock appreciation rights, (d) dividend equivalent rights, (e) restricted stock, (f) unrestricted stock, (g) restricted stock units, and (h) performance shares. No incentive stock option may be granted to a person who is not an employee of the Company or one of its subsidiaries on the date of grant.

As of December 31, 2018, 810,103 shares were remaining available to be granted under the 2018 Plan and, as of the date of this proxy statement, 684,660 shares were available. The shares to be delivered pursuant to awards will be made available, at the discretion of the Compensation Committee, from authorized but unissued shares or outstanding awards that expire or are cancelled. If shares covered by an award cease to be issuable for any reason, such number of shares will no longer count against the shares authorized under the plan and may again be granted under the 2018 Plan.

Awards granted under the 2018 Plan typically vest in equal portions over three or five years. Awards granted under the 2018 Plan requires that the recipient of a grant be continuously employed or otherwise provide services to us or our subsidiaries. Failure to be continuously employed or in another service relationship generally results in the forfeiture of awards not vested at the time the employment or other service relationship ends. Termination of a recipient’s employment or other service relationship for cause generally results in the forfeiture of all of the recipient’s unexercised awards.

Outstanding Equity Awards at Fiscal Year-End.  The following table summarizes the equity awards held by our Chief Executive Officer and President and Chief Financial Officer as of December 31, 2018.

Stock Option Awards					Restricted Stock Awards
Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)	Option Exercise Price ($)	Option Expiration Date	Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Michael H. Braun					9,000	$179,280	—	—	(2)
					10,000	$199,200	—	—	(3)
					20,000	$398,400	—	—	(4)
					18,879	$374,277	—	—	(5)
					38,072	$758,394	—	—	(6)
					59,682	$1,188,865	—	—	(7)
Ronald A. Jordan					8,000	$159,360	—	—	(8)
					7,788	$155,137		—	(9)

(1)	Based on the market value per share of $19.92 on 12/31/2018.

(2)	Restricted stock vested as to 80% as of 12/31/2018, the remaining 20% vest as follows: 20% on 9/9/2019.

(3)	Restricted stock vested as to 80% as of 12/31/2018, the remaining 20% vest as follows: 20% on 12/9/2019.

(4)	Restricted stock vested as to 60% as of 12/31/2018, the remaining 40% vest as follows: 20% on 5/5/2019 and 20% on 5/5/2020.

(5)	Restricted stock vested as to 40% as of 12/31/2018, the remaining 60% vest as follows: 20% on 3/10/2019, 20% on 3/10/2020, and 20% on 3/10/2021.

(6)
A portion of this grant is performance-based restricted stock that cliff vests over a three-year period from 2017 to 2019 and the remaining portion vests based on performance achieved in 2019. The Threshold level of Company performance was not achieved for 2017 and 2018, therefore the annually measured components of the grant for those years were forfeited.

(7)
A portion of this grant is performance-based restricted stock that cliff vests over a three-year period from 2018 to 2020 and the remaining portion vests based on performance achieved each year from 2019 to 2020. The Threshold level of Company performance was not achieved for 2018, therefore the annually measured component of the grant for that year was forfeited.

(8)	Restricted stock vested as to 20% as of 12/31/2018, the remaining 80% vest as follows: 20% on 5/12/2019, 20% on 5/12/2020, 20% on 5/12/2021 and 20% on 5/12/2022.

(9)
A portion of this grant is performance-based restricted stock that cliff vests over a three-year period from 2018 to 2020 and the remaining portion vests based on performance achieved each year from 2019 to 2020. The Threshold level of Company performance was not achieved for 2018, therefore the annually measured component of the grant for that year was forfeited.

Option Exercises and Stock Vested.  The following table sets forth certain information with respect to stock options exercised and restricted stock awards vested during calendar year 2018 by our Chief Executive Officer and our Chief Financial Officer.

	Stock Option Awards		Restricted Stock Awards
Name	Shares acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael H. Braun	—	$—	9,000	$227,880
	—	$—	10,000	$214,000
	—	$—	10,000	$173,000
	—	$—	6,263	$108,600
Ronald A. Jordan	—	$—	2,000	$36,680

Chief Executive Officer Pay Ratio Disclosure

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we have presented below the ratio of the annual total compensation of our median compensated employee, excluding our Chief Executive Officer, to the annual total compensation of our Chief Executive Officer.

We believe that the ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K of the SEC’s rules. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Because other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios, the pay ratios reported by other companies may not be comparable to the pay ratio we have reported below.

We identified our median compensated employee from the 311 full-time and part-time workers who were included as employees on our payroll records as of December 31, 2018 based on base salary, bonus, commissions and equity, with conforming adjustments for employees who were hired during the year but did not work the full 12 months.

The 2018 annual total compensation as determined under Item 402 of Regulation S-K for our Chief Executive Officer was $2,423,203 as reported in the Summary Compensation Table included above. The 2018 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $62,268. The ratio of our Chief Executive Officer’s annual total compensation to our median employee’s total annual compensation for fiscal year 2018 is 39 to 1.

Compensation Committee Interlocks and Insider Participation

During fiscal 2018, the Compensation Committee was responsible for overseeing executive compensation. The members of the Compensation Committee as of December 31, 2018 were Richard W. Wilcox Jr., who served as Chair, Jenifer G. Kimbrough and Thomas A. Rogers.  No member of the Compensation Committee was at any time during fiscal 2018 or at any other time an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K of the SEC. No executive officer of the Company served on the board of directors or the compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee of the Company during fiscal 2018.

DIRECTOR COMPENSATION
Cash Compensation

The Company’s policy is that only our non-employee directors receive annual cash directors’ fees and reimbursement of actual out-of-pocket expenses in connection with their service on the Board. Our Chief Executive Officer does not receive any additional compensation for his service on the Board. We had six non-employee directors during 2018.

During 2018, the non-employee directors received an annual retainer of $78,750, payable in quarterly installments in January, April, and July and October. This annual retainer is in lieu of per-meeting directors’ fees. The chairpersons of the Board and certain of the Board committees receive an additional annual fee for serving as chair, as follows: Chairman of the Board, $42,000; chairperson of the Audit Committee, $21,000; chairperson of the Investment Committee, $18,375; chairperson of the Compensation Committee, $15,000; and chairperson of Business Strategy Committee, $15,750. Richard W. Wilcox Jr. also received a fee of $21,000 as the Lead Director during 2018, and did not receive any compensation for serving as the chairperson of the Compensation and Nominating Committees. These annual chair fees are also payable in quarterly installments in January, April, July and October.

For 2019, the Board did not receive any increases in the annual retainer or chair fees. David W. Michelson and David K. Patterson, the two new candidates for election to the Board, will serve as Board observers until they join the Board and will be entitled to receive cash compensation from the Company equivalent in amount and timing to the compensation provided to the director most recently appointed to the Board.
Equity Compensation

In addition to the cash annual retainers and chair fees, our non-employee directors receive compensation for their service in the form of grants of restricted stock. As with the cash compensation, Mr. Michelson and Mr. Patterson, the two new candidates for election to the Board who are serving as Board observers until they join the Board, will be entitled to receive equity compensation from the Company equivalent in amount and timing to the compensation provided to the director most recently appointed to the Board. The Board believes that providing a substantial portion of the non-employee directors’ total compensation in the form of equity aligns the directors’ compensation with the interests of the Company’s shareholders. These equity grants are at a price per share equal to the greater of book value per share or the closing price of the Company’s common stock on the grant date. In March 2019, each non-employee director received a grant of 5,546 shares of restricted stock that vests over three years. These 2019 annual grants reflected an increase of $30,168 from the cash value of the annual grants for 2018, reflecting the impact of the Company’s growth, strategic initiatives and operating environment on the Board’s workload and were in lieu of any increase in cash directors’ fees.

Cash compensation paid to, and the dollar value of equity awards granted to, our non-employee directors in 2018 are shown in the table below.

NON-EMPLOYEE DIRECTORS' COMPENSATION SUMMARY

Name	Fees Earned or Paid in Cash	Equity (Restricted Stock) Awards (1)	Stock Option Awards (1)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Jenifer G. Kimbrough	$99,750	$69,826	—	—	—	—	$169,576
Thomas A. Rogers	$94,500	$69,826	—	—	—	—	$164,326
Bruce F. Simberg	$120,750	$69,826	—	—	—	—	$190,576
William G. Stewart	$97,125	$69,826	—	—	—	—	$166,951
Richard W. Wilcox Jr	$99,750	$69,826	—	—	—	—	$169,576
Roberta N. Young (2)	$78,750	169,569	—	—	—	—	$248,319

(1)	The following table provides certain additional information concerning the outstanding stock options and/or equity awards held by our non-employee directors as of the end of 2018.

(2)
In March 2018, in addition to the annual grant received by each Board member, Ms. Young received a grant of 6,138 shares of restricted stock that vest over five years in connection with her election to the Board.

Name	Total Stock Option/Equity Awards Outstanding at 2018 Fiscal Year End (Shares)		Stock Option / Equity Awards Granted During Fiscal Year 2018 (Shares)	Grant Date Fair Value of Equity Awards Granted During Fiscal Year 2018 ($)
Jenifer G. Kimbrough	24,708	(a)	4,297	$69,826	(b)
Thomas A. Rogers	10,839	(c)	4,297	$69,826	(b)
Bruce F. Simberg	11,708	(d)	4,297	$69,826	(b)
William G. Stewart	10,839	(c)	4,297	$69,826	(b)
Richard W. Wilcox Jr	9,708	(e)	4,297	$69,826	(b)
Roberta N. Young	10,435	(f)	10,435	169,569	(b)

(a)
Includes 15,000 fully vested options granted on April 6, 2012 with an exercise price of $4.40 and an expiration date of April 6, 2022; 2,000 shares of restricted stock which began vesting over five years with an initial vest date of September 9, 2015; 1,218 shares of restricted stock which began vesting over three years with an initial vest date of March 10, 2017, 2,193 shares of restricted stock which will begin vesting over three years with an initial vest date of March 14, 2018 and 4,297 shares of restricted stock which will begin vesting over three years with an initial vest date of March 6, 2019.

(b)	Based on the market value per share of $16.25 on March 16, 2018.

(c)
Includes 1,218 shares of restricted stock which began vesting over three years with an initial vest date of March 10, 2017, 3,131 shares of restricted stock which began vesting over five years with an initial vest date of March 10, 2017 and 2,193 shares of restricted stock which will begin vesting over three years with an initial vest date of March 14, 2018, and 4,297 shares of restricted stock which will begin vesting over three years with an initial vest date of March 6, 2019.

(c)
Includes 4,000 shares of restricted stock which will began vesting over five years with an initial vest date of September 9, 2015, 1,218 shares of restricted stock which began vesting over three years with an initial vest date of March 10, 2017 and 2,193 shares of restricted stock which will begin vesting over three years with an initial vest date of March 14, 2018 and 4,297 shares of restricted stock which will begin vesting over three years with an initial vest date of March 6, 2019.

(d)
Includes 2,000 shares of restricted stock which began vesting over five years with an initial vest date of September 9, 2015; 1,218 shares of restricted stock which began vesting over three years with an initial vest date of March 10, 2017 and 2,193 shares of restricted stock which will begin vesting over three years with an initial vest date of March 14, 2018 and 4,297 shares of restricted stock which will begin vesting over three years with an initial vest date of March 6, 2019.

(e)
Includes 6,138 shares of restricted stock which will begin vesting over five years with an initial vest date of March 6, 2019 and 4,297 shares of restricted stock which will begin vesting over three years with an initial vest date of March 06, 2019.

Director Stock Ownership and Retention Guidelines

The Board approved stock ownership and retention guidelines applicable to our directors. Under these guidelines, our outside, non-employee directors are each required to hold shares of the Company’s common stock with a value of at least four times the annual retainer. The guidelines further provide that the outside directors should achieve the guideline amounts within five years of the policy’s adoption and, until the guideline amounts are achieved, our directors must retain 66-2/3% of any shares received as equity grants from the Company, net of share withheld or sold to pay taxes. The Board also prohibited hedging the Company’s common stock and prohibited pledging the Company’s common stock except in limited circumstances as approved by the Board. All of our directors except for the Board members joining in 2015 and 2017 are in compliance with these guidelines; these three directors are still within the five-year transition period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Family Relationships

There are no family relationships between or among our executive officers and directors.

Related Transactions

The following is a summary of transactions during since the beginning of the 2018 fiscal year between the Company and its executive officers, directors, nominees for director, principal shareholders and other related parties involving amounts in excess of $120,000 or that the Company has chosen to voluntarily disclose.

In connection with the Cooperation Agreement (please see “Cooperation Agreement with Capital Returns” above), the Company agreed to reimburse Capital Returns’ fees and expenses relating to the Cooperation Agreement up to a maximum of $450,000.

During 2018, the brother of Michael H. Braun, the Company’s Chief Executive Officer and President, received $162,766 for his services in 2018 as Director of Budgets and Forecasts. We believe that the compensation provided to this individual is comparable to that paid by other companies in our industry and market for similar positions.

We have adopted a written policy that any transactions between the Company and executive officers, directors, principal shareholders or their affiliates take place on an arm’s-length basis and require the approval of a majority of our independent directors, as defined in the Nasdaq Rules.

The Board has determined that the following directors and director nominees are independent pursuant to the Nasdaq Rules applicable to the Company: Bruce F. Simberg, Richard W. Wilcox Jr., Jenifer G. Kimbrough, Thomas A. Rogers, William G. Stewart, Roberta N. Young, David W. Michelson, and David K. Patterson.

PROPOSAL TWO: ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) enables the Company’s shareholders to vote to approve, on an advisory, non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

As we describe in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement, we have designed our executive compensation programs to drive our long-term success and increase shareholder value. We use our executive compensation programs to provide compensation that will (i) attract and retain executive talent, (ii) encourage our executive officers to perform at their highest levels by directly linking a material portion of their total compensation with key Company financial and operational performance objectives, and (iii) directly align our executive compensation with shareholders’ interests through the grants of equity-based incentive awards.

Our Compensation Committee has overseen the development and implementation of our executive compensation programs using these core compensation principles as a guide. Our Compensation Committee also reviews, evaluates and updates our executive compensation programs as needed to ensure that we continue to provide competitive compensation that motivates our Named Executive Officers to perform at their highest levels while simultaneously increasing long-term shareholder value.

We believe our focus on sound, profitable growth, coupled with providing excellent service to agents and our insureds and controlling expenses, best serves the interests of our shareholders. Please read the “Compensation Discussion and Analysis” beginning on page 21 for additional details about the Company’s executive compensation programs, including information about the fiscal year 2018 compensation of the Company’s Named Executive Officers.

This non-binding say-on-pay vote gives you, as a shareholder, the opportunity to express your approval or disapproval of the compensation of our Named Executive Officers disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

“RESOLVED, that the shareholders of FedNat Holding Company approve, on an advisory basis, the compensation of the executive officers named in this proxy statement as described under “Executive Compensation,” including the Compensation Discussion and Analysis and related tabular and narrative disclosure, contained in this proxy statement.”

Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. Our Compensation Committee will, however, take into account the outcome of the shareholder vote on this proposal when considering future executive compensation decisions and arrangements.

The Board of Directors unanimously recommends that you vote FOR Proposal 2 to approve, on an advisory basis, the Company’s executive compensation.

REPORT OF THE AUDIT COMMITTEE

This report shall not be deemed incorporated by reference by a general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The preparation and completion of the Company’s consolidated financial statements and SEC reports requires efforts by three parties. The Company’s management team is responsible for the Company’s internal controls and the financial reporting. The Company’s independent auditors are responsible for performing the independent audit of the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and to issue its report on our financial statements. The Audit Committee of the Board, which is one of the Board’s standing committees, is responsible for monitoring and overseeing these processes.

Our Audit Committee currently consists of three non-employee directors, Jenifer G. Kimbrough, Richard W. Wilcox Jr. and Roberta N. Young, each of whom the Board has determined to be an independent director as defined in the Nasdaq Rules. The Audit Committee operates under a written charter adopted by the Board, which is available at www.FedNat.com under the “Investors” tab and the link “Corporate Governance.”

At each of the Audit Committee’s regularly scheduled meetings during 2018, the Audit Committee met with the senior members of the Company’s financial reporting and accounting group and the independent auditors. The Audit Committee’s agenda is established by the chair in consultation with the Company’s Chief Financial Officer. The Audit Committee also met with the Company’s independent auditors in private sessions at certain of its meetings, and also separately with the Company’s head of internal audit, without other management representation, to discuss financial management, accounting and internal control issues. The Audit Committee has reviewed and discussed with management and the Company’s independent auditors the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with GAAP. The Audit Committee discussed, with the independent auditors, matters required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the PCAOB in Rule 3200T.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee discussed with the independent auditors the firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Respectfully Submitted
August 26, 2019

/s/ Jenifer G. Kimbrough, Chairman
/s/ Richard W. Wilcox Jr.
/s/ Roberta N. Young

PROPOSAL THREE:  RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee, which is responsible for the appointment, compensation and oversight of our independent auditors, has engaged Ernst & Young LLP (“E&Y”) as independent auditors to audit our consolidated financial statements for the year ending December 31, 2019. As a matter of good corporate governance, we are requesting that shareholders ratify the Audit Committee’s appointment of E&Y as independent auditors. If shareholders do not ratify the appointment of E&Y, the Audit Committee will reevaluate the appointment, but may retain such independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of E&Y will be present at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions by shareholders.
Audit and Non-Audit Fees

The following table shows fees that we paid (or accrued) for professional services rendered by E&Y for fiscal 2018 and 2017.

	Year Ended December 31,
	2018	2017
Audit Fees (1)	$915,200	$1,129,000
Audit-Related Fees (2)	36,511	121,553
Tax fees (3)	252,840	154,152
Total	$1,204,551	$1,404,705

(1)
Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.”

(3)
Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state, and international tax compliance, acquisitions and international tax planning.

Our Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audited services to be provided by E&Y. The Audit Committee considers and approves at each meeting, as needed, anticipated audit and permissible non-audit services to be provided by E&Y during the year and estimated fees. The Audit Committee Chairman may approve permissible non-audit services with subsequent notification to the full Audit Committee. All services rendered to us by E&Y in 2018 were pre-approved in accordance with these procedures.

The Company’s independent auditors for the 2018 fiscal year, E&Y, has advised the Company that neither it, nor any of its members, has any direct financial interest in the Company as a promoter, underwriter, voting trustee, director, officer or employee.  All professional services rendered by E&Y during the fiscal year ended December 31, 2018 were furnished at customary rates and were performed by full-time, permanent employees.
Vote Required and Recommendation

The selection of E&Y as our independent certified public accountants for the 2019 fiscal year will be ratified if votes in favor of the proposal exceed the votes against the proposal. Abstentions will count as neither votes for or against this proposal.

The Board of Directors unanimously recommends a vote FOR Proposal 3, to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2019 fiscal year.

SHAREHOLDER MATTERS

Shareholder Communications with the Board

Any shareholder may communicate by mail with the Board or individual directors by contacting the Company’s Corporate Secretary, FedNat Holding Company, 14050 N.W. 14th Street, Suite 180, Sunrise, Florida 33323 or via our website at www.FedNat.com. The Board has instructed the Corporate Secretary to review this correspondence and determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. The Corporate Secretary may also forward certain communications elsewhere in the Company for review and possible response. In particular, communications such as customer or commercial inquiries or complaints, job inquiries, surveys and business solicitations or advertisements or patently offensive or otherwise inappropriate material will not be forwarded to the Board.
Shareholder Proposals for Inclusion in 2020 Proxy Statement

Pursuant to Rule 14a-8 of the SEC’s proxy rules, a shareholder intending to present a proposal to be included in the proxy statement for our 2020 Annual Meeting of Shareholders must deliver a proposal in writing to our principal executive offices no later than May 9, 2020 (or a reasonable time before we begin to print and mail the proxy materials for the 2020 annual meeting, if we change the date of the 2020 annual meeting more than 30 days from the date of this year’s Annual Meeting). Proposals should be addressed to: Corporate Secretary, FedNat Holding Company, 14050 N.W. 14th Street, Suite 180, Sunrise, Florida 33323. Proposals of shareholders must also comply with the SEC’s rules regarding the inclusion of shareholder proposals in proxy materials, and we may omit any proposal from our proxy materials that does not comply with the SEC’s rules.
Other Shareholder Proposals for Presentation at 2020 Annual Meeting

Shareholder proposals intended to be presented at, but not included in the proxy materials for, our 2020 Annual Meeting of Shareholders, including director nominations for election to our Board, must be timely received by us in writing at our principal executive offices, addressed to the Corporate Secretary of the Company as indicated above. Under the Company’s Bylaws, to be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days, nor more than 90 days, prior to the meeting. If we give less than 70 days’ notice or prior public disclosure of the meeting date, however, notice by a shareholder will be timely given if received by the Company not later than the close of business on the tenth day following either the date we publicly announce the date of our annual meeting or the date of mailing of the notice of the meeting, whichever occurs first. A shareholder’s notice to the Corporate Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	A brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

•	The name and record address of the shareholder proposing such business,

•	The class and number of shares beneficially owned by the shareholder, and

•	Any material interest of the shareholder in such business.

The SEC's rules permit our management to vote proxies on a proposal presented by a shareholder as described above, in the discretion of the persons named as proxy, if:

•	We receive timely notice of the proposal and advise our shareholders in that year’s proxy materials of the nature of the matter and how management intends to vote on the matter; or

•	We do not receive timely notice of the proposal in compliance with our Bylaws.

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will, to the extent permitted by applicable law, vote proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.
HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to shareholders residing at the same address and holding 1,000 shares or more, unless those shareholders have notified us of their desire to receive multiple copies of the proxy statement.

Shareholders residing at the same address who currently receive only one copy of the proxy statement and who would like to receive an additional copy of the proxy statement for this Annual Meeting or in the future may contact our Corporate Secretary by phone at (800) 293-2532 or by mail to our Corporate Secretary, 14050 N.W. 14th Street, Suite 180, Sunrise, Florida 33323.

By Order of the Board of Directors
J.G. Jennings III, Corporate Secretary
Sunrise, Florida
September 6, 2019

FED NAT HOLDING COMPANY

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 pm (Eastern Time), on October 16, 2019.

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Go to **www.investorvote.com/FNHC** or scan the QR code – login details are located in the shaded bar below.

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2019 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

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1. TO ELECT FOUR CLASS I DIRECTORS

	For	Against	Abstain		For	Against	Abstain
01 - Michael H. Braun	☐	☐	☐	02 - Jenifer G. Kimbrough	☐	☐	☐
03 - David W. Michelson	☐	☐	☐	04 - David K. Patterson	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

C 1234567890 J N T
1 U P X 4 2 9 4 3 7

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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2019 Annual Meeting Admission Ticket

2019 Annual Meeting of FedNat Holding Company Shareholders

October 17, 2019, 11:00 am ET
FedNat Executive Offices
14050 NW 14th Street, Suite 180, Sunrise, Florida 33323

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.edocumentview.com/FNHC

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — FedNat Holding Company

Notice of 2019 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — October 17, 2019

Michael H. Braun and Bruce F. Simberg, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of FedNat Holding Company to be held on October 17, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy, if this proxy is properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the candidates nominated for election to the Board of Directors and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address – Please print new address below.

Comments – Please print your comments below.